                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                SHOWPOWER, INC.
                                       at
                              $7.00 NET PER SHARE
                                       by
                           GE POWER ACQUISITION CORP.
                          a wholly owned subsidiary of
                            GE ENERGY SERVICES, INC.
                   and an indirect wholly owned subsidiary of
                            GENERAL ELECTRIC COMPANY

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 25, 2000,
                         UNLESS THE OFFER IS EXTENDED.

    THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 17, 1999 (THE "MERGER AGREEMENT"), AMONG GE ENERGY SERVICES, INC. ("PARENT"), GE POWER ACQUISITION CORP. (THE "OFFEROR") AND SHOWPOWER, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE OFFEROR ENTERED INTO TENDER AGREEMENTS DATED DECEMBER 17, 1999 (THE "TENDER AGREEMENTS") WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO OWN APPROXIMATELY 43.6% OF THE SHARES THAT ARE OUTSTANDING AND 38.1% ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL "IN-THE-MONEY" STOCK OPTIONS). PURSUANT TO THE TENDER AGREEMENTS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE MORE THAN FIFTY PERCENT (50%) OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS, (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.
                             ---------------------
                                   IMPORTANT

    Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
                             ---------------------
                    The Information Agent for the Offer is:

                               [MORROW INC. LOGO]
December 27, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................     1
   1.  Terms of the Offer; Expiration Date..................     3
   2.  Acceptance for Payment and Payment for Shares........     4
   3.  Procedure for Tendering Shares.......................     5
   4.  Withdrawal Rights....................................     9
   5.  Certain United States Federal Income Tax
         Consequences.......................................     9
   6.  Price Range of Shares; Dividends.....................    11
   7.  Certain Effects of the Transaction on the Market for
         the Shares, Stock Exchange Listing and Exchange Act
         Registration.......................................    11
   8.  Certain Information Concerning the Company...........    12
   9.  Certain Information Concerning the Offeror, Parent
         and General Electric...............................    17
  10.  Source and Amount of Funds...........................    20
  11.  Background of the Offer; Past Contacts, Transactions
         or Negotiations with the Company...................    20
  12.  Purpose of the Offer and the Merger; Plans for the
         Company............................................    22
  13.  The Merger Agreement; the Tender Agreements; the
         Indemnification Agreements and Certain Other
         Agreements.........................................    24
  14.  Dividends And Distributions..........................    34
  15.  Certain Conditions to the Offeror's Obligations......    34
  16.  Certain Legal Matters................................    36
  17.  Fees and Expenses....................................    37
  18.  Miscellaneous........................................    37
Annex I
  Certain Information Concerning the Directors and Executive
     Officers of General Electric, Parent and the Offeror...    39
Appendix A.
  Agreement and Plan of Merger dated as of December 17, 1999
     among Parent, the Offeror and the Company..............   A-1
Appendix B.
  Form of Tender Agreement dated as of December 17, 1999....   B-1
Appendix C.
  Form of Indemnification Agreement dated as of December 17,
     1999...................................................   C-1

TO THE HOLDERS OF COMMON STOCK OF SHOWPOWER, INC.:

                                  INTRODUCTION

     GE Power Acquisition Corp. (formerly known as Emmy Acquisition Corp.), a Delaware corporation (the "Offeror"), a wholly owned subsidiary of GE Energy Services, Inc., a Delaware corporation ("Parent"), a wholly owned subsidiary of General Electric Company, a New York corporation ("General Electric"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Showpower, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Continental Stock Transfer & Trust Company (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Prime Charter Ltd. ("Prime Charter"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated December 16, 1999 that, as of such date and based upon and subject to certain matters set forth in such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE MORE THAN FIFTY PERCENT (50%) OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 17, 1999 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of General Electric. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL ("Dissenting Shares")) will be converted into the right to receive from the Surviving Corporation $7.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain United States federal income tax consequences of the Offer and the Merger.

     In connection with the Merger Agreement, the Offeror and Parent entered into Tender Agreements dated as of December 17, 1999 (the "Tender Agreements"), with each of the following stockholders of the Company: John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson, David C. and Annika Bernstein, Vincent A. Carrino and Eric C. Jackson (the "Tendering Stockholders"). Pursuant to the Tender Agreements, the Tendering Stockholders have agreed to tender an aggregate of 1,490,374 Shares owned by the Tendering Stockholders (the "Committed Shares") and John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson and David C. and Annika Bernstein have agreed to vote their portion of the Committed Shares in favor of the Merger and otherwise in the manner directed by the Offeror. The Offeror, Parent and each of the Tendering Stockholders have also entered into Indemnification Agreements dated as of December 17, 1999 (the "Indemnification Agreements") pursuant to which, among other things, the Tendering Stockholders have agreed to indemnify Offeror and Parent with respect to third party claims arising out of or relating to breaches of the representations and warranties contained in the Merger Agreement. The Tendering Stockholders have also agreed that, among other things, unless the Merger Agreement is terminated in accordance with its terms, such Tendering Stockholders will not transfer the Committed Shares. The Committed Shares represent approximately 38.1% of the Shares that, as of December 17, 1999, were issued and outstanding on a fully diluted basis (assuming the exercise of all "in-the-money" stock options). The Merger Agreement, the Tender Agreements and the Indemnification Agreements are more fully described in Section 13.

     The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. The Company has agreed, at the option of the Offeror, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. In addition, the Company shall cause to be delivered to Parent resignations of all of the directors of the Company's subsidiaries to be effective upon the purchase of Shares that represent the Minimum Condition pursuant to the Offer and shall appoint new directors nominated by the Offeror to fill such vacancies. Following the election or appointment of the Offeror's designees to the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of the directors of the Company who are not designees of the Offeror shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, or (iii) extend the time for performance of Parent's and the Offeror's respective obligations under the Merger Agreement.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror will own a sufficient number of Shares to ensure that the Merger will be approved. Under Section 253 of the DGCL, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares then outstanding, the Offeror will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

     The Company has advised the Offeror that as of December 17, 1999, there were (a) 3,421,842 Shares issued and outstanding, (b) 1,000,000 Shares reserved for issuance upon the exercise of outstanding employee and director stock options, under the 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"), of which 969,563 are outstanding and 490,000 are "in-the-money" and (c) 120,000 Shares reserved for issuance upon the exercise of the warrant issued to Prime Charter at $16.50 per Share (the "Charter Warrant"). Prime Charter has agreed to surrender the Charter Warrant upon the consummation of the Offer for no additional consideration. Based on the foregoing, the Minimum Condition will be satisfied if at least 1,955,922 Shares, or approximately 57.2% of the outstanding Shares as of December 17, 1999 (approximately 50.01% of the Shares on a fully diluted basis (assuming the exercise of all "in-the-money" stock options)), are validly tendered and not withdrawn prior to the Expiration Date (as defined below).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, January 25, 2000, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive any condition to the Offer, except with respect to the Minimum Condition. If any condition set forth in Section 15, other than with respect to the Minimum Condition, has not been satisfied by 12:00 Midnight, New York City time, on January 25, 2000 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares whether or not it extends the Offer.

     Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, reduce the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the Offer Price, extend the Offer (except as described in the next sentence), change the form of consideration payable in the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares in any material respect. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the

Offer and (iii) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares on a fully diluted basis, extend the Offer from time to time without the consent of the Company in order to permit the Offeror to solicit additional Shares to be tendered in the Offer. Any change in the terms or conditions of the Offer that is adverse to the holders of the Shares in any material respect (including a decrease in the Offer Price or Minimum Condition or the imposition of a new material condition to the Offer) by the Offeror shall require the prior written consent of the Company.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that is significant, such as the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to stockholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     In addition, the Offeror may, at its sole option, after the date the Shares are purchased pursuant to the Offer commence a subsequent offer pursuant to Rule 14d-11 of the Exchange Act (which becomes effective as of January 24, 2000) to purchase additional Shares prior to the consummation of the Merger. If the Offeror commences a subsequent offer, all Shares tendered in the subsequent offer would be immediately accepted and paid for as they are tendered at the Offer Price. Any subsequent offer must remain open for a minimum of three and a maximum of twenty business days.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15, including, without limitation, the expiration or termination of the waiting period applicable to the acquisition of the Shares pursuant to the Offer under the HSR Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the appropriate Letter of Transmittal, properly completed and duly executed (or a facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE OFFEROR INCREASES THE PRICE BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the American Stock Exchange ("AMEX") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates are received by the Depository or Book-Entry Confirmations with respect to Shares which are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     Backup Federal Income Tax Withholding and Substitute Form W-9.   Under the
"backup withholding" provisions of Federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the

Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition), subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of other stockholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, General Electric, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's agent, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the stockholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the stockholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such stockholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Offeror that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 25, 2000. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4. Any such delay in acceptance for payment will be accomplished by extension of the Offer to the extent required by law.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the stockholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, General Electric, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO

DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

     Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

     In general, cash received in respect of Dissenting Shares will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

     Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (the "Form 10-K"), the Shares are traded on the AMEX under the symbol "SHO". Prior to June 1998, the Shares were not listed on an exchange. The following table sets forth for the periods indicated the reported high and low sales prices for the Shares on the AMEX.

                                                              HIGH      LOW
                                                              ----      ---
1998:
  Second Quarter............................................  $15 1/8   $13 1/2
  Third Quarter.............................................  $17       $ 7 7/8
  Fourth Quarter............................................  $12 1/4   $ 7
1999:
  First Quarter.............................................  $10 7/8   $ 4 9/16
  Second Quarter............................................    5 3/4     3 1/2
  Third Quarter.............................................    6 3/16    3 7/8
  Fourth Quarter (through December 23, 1999)................    7         4 3/8

     On December 17, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on the AMEX was $5 1/2. On December 23, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price per Share on the AMEX was $6 13/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has not declared or paid any dividends on the Shares since its initial public offering in June 1998.

7. CERTAIN EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company has advised the Offeror that, as of December 17, 1999, there were approximately 46 holders of record and approximately 2,000 beneficial owners of the Shares. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     AMEX Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in AMEX. According to published guidelines, AMEX will normally consider suspending dealings in, or removing from the list, a security that fails to substantially meet, among other things, the following standards: (i) at least 200,000 publicly held shares (exclusive of holdings of officers, directors, controlling stockholders or other family or concentrated holdings), (ii) aggregate market value of publicly held shares of at least $1 million, or (iii) total number of public stockholders of at least 300.

     If the Shares are no longer eligible for AMEX quotation, it is possible that the Shares would continue to trade in the over the counter market and that price quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of the Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of the Offeror, Parent or General Electric has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent or General Electric assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or General Electric.

     The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Form 10-K, the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 (the "Form 10-Q") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information.

     The Company's predecessor, Showpower, Inc., a California corporation, was incorporated under the laws of the State of California in 1991. The Company provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The Company's customers include corporations, event producers, television networks, motion picture studios, facility operators and performers that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. In addition to rental equipment, the Company provides fully integrated, value-added services, including planning, technical advice, customized installation, on-site operation and support personnel. The Company's power equipment consists of transportable, diesel-powered electricity generators contained in acoustic enclosures, and related power distribution equipment. Temperature control equipment consists primarily of transportable, electrically-driven heating, ventilation and air conditioning units. The Company has expanded geographically by making acquisitions and opening new branch offices. In March 1997, the Company acquired Templine, Ltd., a generator and distribution rental company based in Bristol, England, in order to expand its presence and scope of operations in Europe. Since September 1996, the Company has opened branch offices in Richardson, Texas, Fort Lauderdale, Florida and Rio de Janeiro, Brazil. The Company's common stock is listed on the AMEX. According to the Form 10-K, the Company employed approximately 118 full-time employees. The Company's principal executive offices are located at 18420 S. Santa Fe Avenue, Rancho Dominguez, California 90221. The telephone number of the Company at such offices is (310) 604-9676.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last two years and the nine months ended September 30, 1999, which were derived from the Form 10-K and the Form 10-Q. Results for the nine months ended September 30, 1999, are not necessarily indicative of the results to be expected for the full fiscal year. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                                SHOWPOWER, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------   NINE MONTHS ENDED
                                                           1997         1998      SEPTEMBER 30, 1999
                                                        ----------   ----------   ------------------
                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $   17,294   $   20,175       $   15,055
Cost of sales.........................................       9,790       12,720            9,943
                                                        ----------   ----------       ----------
Gross profit..........................................       7,504        7,455            5,112
                                                        ----------   ----------       ----------
Operating expenses:
  General and administrative..........................       5,957        7,708            4,728
  Depreciation and amortization.......................         222          274              255
  Stock compensation expense..........................         107          142              144
                                                        ----------   ----------       ----------
          Total operating expenses....................       6,286        8,124            5,127
                                                        ----------   ----------       ----------
Income (loss) from operations.........................       1,218         (669)             (15)
                                                        ----------   ----------       ----------
Other income and (expense), net.......................        (171)        (216)             152
                                                        ----------   ----------       ----------
Income (loss) before income taxes and minority
  interest............................................       1,047         (885)             137
     Income tax provision.............................         116          683               52
     Minority interest................................          --            7               --
                                                        ----------   ----------       ----------
Net (loss) income.....................................         931       (1,575)              85
Other comprehensive income (loss):
     Foreign currency translation adjustment..........          17           (8)            (192)
Comprehensive income (loss)...........................  $      948   $   (1,583)      $     (107)
                                                        ==========   ==========       ==========
Net income (loss) per share:
  Basic...............................................  $     0.54   $    (0.59)      $     0.03
                                                        ==========   ==========       ==========
  Diluted.............................................  $     0.52   $    (0.59)      $     0.02
                                                        ==========   ==========       ==========
Weighted average shares outstanding:
  Basic...............................................   1,724,580    2,653,787        3,293,075
  Diluted.............................................   1,801,143    2,653,787        3,426,247

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Total current assets........................................       $ 5,024             $ 7,635
Property and equipment, net.................................        16,002              15,280
Other assets................................................         1,514               1,508
                                                                   -------             -------
     Total assets...........................................       $22,540             $24,423
                                                                   =======             =======
Total current liabilities...................................       $ 3,531             $ 4,705
Total long-term liabilities.................................         2,673               3,386
Minority interest...........................................            46                  28
Total stockholders' equity..................................        16,290              16,304
                                                                   -------             -------
     Total liabilities......................................       $22,540             $24,423
                                                                   =======             =======

     Certain Financial Projections for the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial information (the "Projections") for the fiscal year ending December 31, 1999. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company advised Parent and the Offeror that the Projections represent what the Company believes to be a reasonable estimate of the Company's future financial performance and reflect significant assumptions and subjective judgments by the Company's management regarding industry performance and general business and economic conditions. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. The Projections are set forth below in this Offer to Purchase for the limited purpose of giving the holders of the Shares access to financial projections prepared by the Company's management that were made available to Parent and the Offeror in connection with the Merger Agreement and the Offer.

                        PROJECTED FINANCIAL PERFORMANCE*
                             (DOLLARS IN THOUSANDS)

                                                               PROJECTED FOR FISCAL YEAR 1999
                                                              --------------------------------
                                                              OCTOBER    NOVEMBER    DECEMBER
                                                              --------   ---------   ---------
STATEMENTS OF OPERATIONS (IN THOUSANDS):
  Total sales...............................................  $ 2,750     $ 2,296     $ 3,750
  Cost of sales.............................................    1,666       1,533       2,039
  Depreciation -- rental assets.............................      186         191         193
                                                              -------     -------     -------
  Gross profit..............................................      898         572       1,518
  General and administrative expenses.......................      494         507         532
  Stock compensation........................................       12          12          12
  Depreciation and amortization.............................       30          30          30
                                                              -------     -------     -------
  Total sales, general and administrative...................      536         549         574
  Operating income..........................................      362          23         944
  Interest expense..........................................       27          36          38
  Interest income and other.................................        3           3           3
                                                              -------     -------     -------
  Income before tax.........................................      338         (10)        909
  Tax provision (benefit)...................................      135          (4)        364
  Contingency to meet 9/8/99 forecast.......................       50          50          59
  Less: Minority interest...................................       --          --          (5)
                                                              -------     -------     -------
  Net income................................................  $   153     $   (56)    $   481
                                                              =======     =======     =======
  EBITDA....................................................  $   581     $   247     $ 1,170
                                                              =======     =======     =======
CURRENT ASSETS:
  Cash and cash equivalents.................................    2,341       3,384       4,579
  Trade accounts receivable.................................    2,930       2,903       2,616
  Other receivables.........................................      916         516         516
  Deferred Income taxes.....................................      224         224         224
  Prepaids and other current assets.........................      600         475         450
                                                              -------     -------     -------
                                                                7,011       7,502       8,385
  Property and equipment....................................   22,483      23,033      23,233
  Less: Accumulated depreciation............................   (7,096)     (7,309)     (7,524)
                                                              -------     -------     -------
                                                               15,387      15,724      15,709
  Intangibles...............................................    1,485       1,485       1,485
  Less: Accumulated amortization............................     (368)       (376)       (384)
                                                              -------     -------     -------
                                                                1,117       1,109       1,101
  Other.....................................................      384         384         384
                                                              -------     -------     -------
        Total...............................................  $23,899     $24,719     $25,579
                                                              =======     =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Trade accounts payable and accrued........................  $ 2,081     $ 2,308     $ 2,482
  Accrued compensation......................................      300         400         500
  Customer deposits.........................................      570         250         150
  Current portion of notes payable..........................      853       1,001       1,006
  Current portion of capital lease..........................      204         201         120
  Bank line.................................................       --          --          --
  Income taxes..............................................       27          27          27
                                                              -------     -------     -------
                                                                4,035       4,187       4,285
  Long term portion of notes payable........................    1,860       2,589       2,501
  Long term portion of capital lease........................      283         273         264
  Deferred rent and other...................................       55          55          55
  Deferred income taxes.....................................    1,187       1,183       1,547
                                                              -------     -------     -------
                                                                3,385       4,100       4,367
  Minority interest.........................................       28          28          33
  Common stock..............................................   19,798      19,810      19,822
  Foreign currency translation..............................     (183)       (183)       (183)
  Notes receivable from stockholders........................     (540)       (543)       (546)
  Retained earnings (deficit)...............................   (2,624)     (2,680)     (2,199)
                                                              -------     -------     -------
                                                               16,451      16,404      16,894
                                                              -------     -------     -------
        Total...............................................  $23,899     $24,719     $25,579
                                                              =======     =======     =======

* See Cautionary Statements Concerning Forward-Looking Statements

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed and statements made herein may constitute forward-looking statements within the meaning of the Securities Act and the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996). Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those contemplated by such forward-looking statements. Forward-looking statements include the information set forth above in "Certain Financial Projections for the Company." Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

     While presented with numerical specificity, the Projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company, Parent, the Offeror and General Electric. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results may vary materially from those shown above.

     In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which could require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent, the Offeror or General Electric or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above and in the reports and other documents of the Company that may be obtained from the offices of the Commission in the manner set forth below under "Available Information." None of Parent, the Offeror or General Electric or any other person assumes any responsibility for the accuracy, completeness or validity of the foregoing Projections. None of the Company, Parent, the Offeror or General Electric intends to update or supplement the Projections to reflect changing circumstances existing after their preparation.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

9. CERTAIN INFORMATION CONCERNING THE OFFEROR, PARENT AND GENERAL ELECTRIC.

     The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement, the Tender Agreements, the Indemnification Agreements and certain other agreements and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 4200 Wildwood Parkway, Atlanta, Georgia 30303.

     Parent, a Delaware corporation, has its principal executive office at 4200 Wildwood Parkway, Atlanta, Georgia 30303. Parent is a wholly owned subsidiary of General Electric which offers comprehensive high technology services and parts covering the entire range of customers' needs throughout the entire energy cycle from oil and gas exploration and power generation, to transmission and distribution and energy consumption services. Services include equipment uprates, repowering, power plant life extensions, rental power, fuel cells and micro-turbine services, long-term service agreements, and operation and maintenance contracts. Parent also includes Energy Management Systems which is comprised of GE Harris Energy Control Systems, Power Systems Energy Consulting, and Reuter Stokes -- which designs, manufactures and markets computer control centers and other electronic systems to help utilities and industrial users automate and integrate power systems for optimal efficiency.

     General Electric, a New York corporation, has its principal executive offices at 3135 Easton Turnpike, Fairfield, Connecticut 06431. General Electric is one of the largest and most diversified industrial corporations in the world. General Electric has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, General Electric has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

     General Electric products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

     General Electric's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc. ("NBC"), General Electric delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., General Electric offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

     General Electric operates in more than 100 countries around the world, including 280 manufacturing plants in 26 different nations.

     Set forth below are certain summary consolidated financial data with respect to General Electric excerpted or derived from financial information contained in General Electric's Annual Report on Form 10-K for the year ended December 31, 1998 and General Electric's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. The consolidated financial statements do not reflect a three-for-one stock split which was announced by General Electric on December 17, 1999, but which will not take effect unless and until it is approved by the General Electric stockholders on April 26, 2000. A dividend announced by General Electric on December 17, 1999 of 41 cents per share is also not reflected in these financial statements. The dividend will be paid to holders of record on December 27, 1999. Also on December 17, 1999, General Electric announced that it will increase its stock buy-back program by $5 million, to $22 million. More comprehensive financial information is included in such reports and other documents filed by General Electric with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                            GENERAL ELECTRIC COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                  FISCAL YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                          -----------------------------------------------   ------------------
                                           1994      1995      1996      1997      1998      1998       1999
                                          -------   -------   -------   -------   -------   -------    -------
                                                             (AUDITED)                         (UNAUDITED)
GENERAL ELECTRIC COMPANY AND
CONSOLIDATED AFFILIATES
  Revenues..............................  $60,109   $70,028   $79,179   $90,840   $100,469  $71,832    $78,775
  Earnings from continuing operations...    5,915     6,573     7,280     8,203     9,296     6,625      7,628
  Earnings (loss) from discontinued
    operations..........................   (1,189)       --        --        --        --        --         --
  Effect of accounting change...........       --        --        --        --        --        --         --
  Net earnings..........................    4,726     6,573     7,280     8,203     9,296     6,625      7,628
  Dividends declared....................    2,546     2,838     3,138     3,535     4,081     2,933      3,440
  Earned on average share owners'
    equity..............................     18.1%     23.5%     24.0%     25.0%     25.7%       --         --
PER SHARE
  Earnings from continuing operations --
    basic...............................  $  1.73   $  1.95   $  2.20   $  2.50   $  2.84   $  2.03    $  2.33
  Earnings (loss) from discontinued
    operations..........................    (0.35)       --        --        --        --        --         --
  Effect of accounting change...........       --        --        --        --        --        --         --
  Net earnings -- basic.................     1.38      1.95      2.20      2.50      2.84      2.03       2.33
  Net earnings -- diluted...............     1.37      1.93      2.16      2.46      2.80      1.99       2.29
  Dividends declared....................    0.745     0.845      0.95      1.08      1.25      0.90       1.05
  Total assets of continuing
    operations..........................  185,871   228,035   272,402   304,012   355,935   334,575    380,224
  Long-term borrowings..................   36,979    51,027    49,246    46,603    59,663    57,436     66,338
  Shares outstanding-- average (in
    millions)...........................    3,417     3,368     3,307     3,275     3,269     3,268      3,276

     General Electric is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Except as described below, during the past five years, General Electric has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. In April, 1994, a U.K. subsidiary of General Electric, IGE Medical Systems Limited ("IGEMS") discovered the loss of a radioactive barium source at the Radlett, England facility. The lost source, used to calibrate nuclear camera detectors, emits a very low level of radiation. IGEMS immediately reported the loss as required by the U.K. Radioactive Substances Act. An ensuing investigation, conducted in cooperation with government authorities, failed to locate the source. On July 21, 1994, Her Majesty's Inspectorate of Pollution ("HMIP") charged IGEMS with violating the Radioactive Substances Act by failing to comply with a condition of registration. Such Act provides that a registrant like IGEMS, which "does not comply with a limitation or condition subject to which [it] is so registered ... shall be guilty of [a criminal] offense." Condition 7 of IGEMS' registration states that it "shall so far as is reasonably practicable prevent ... loss of any registered source."

     At the beginning of the trial on February 24, 1995, IGEMS entered a guilty plea and agreed to pay of fine of L5,000 and assessed costs of L5,754. The prosecutor's presentation focused primarily on the 1991 change in internal IGEMS procedures and, in particular, the source logging procedure. The prosecutor complimented IGEMS' investigation and efforts to locate the source and advised the court that IGEMS had no previous violations of the Radioactive Substances Act. He also told the court that the Radlett plant had been highlighted as an exemplary facility to HMIP inspectors as part of their training. In mitigation, IGEMS emphasized the significant infrastructure and expense undertaken by IGEMS to provide security for radiation sources and the significant effort and expense incurred in attempting to locate the missing source.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of General Electric, Parent and the Offeror are set forth in Annex I to this Offer to Purchase. Except as expressly noted in Annex I to this Offer to Purchase, each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Except as described in this Offer to Purchase, none of the Offeror, Parent, General Electric, or to the best knowledge of the Offeror, Parent or General Electric, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days. See Section 13.

     Except as set forth in this Offer to Purchase, none of the Offeror, Parent, General Electric or, to the best knowledge of the Offeror, Parent or General Electric, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, Parent or General Electric, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent, General Electric or, to the best knowledge of Parent, the Offeror or General Electric, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offeror estimates that the total amount of funds required to purchase the outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger will be approximately $29 million. The Offeror currently anticipates obtaining such funds from Parent, which will obtain such funds from General Electric. General Electric currently intends to provide such funds from cash on hand.

     While the foregoing represents the current intention of Parent and the Offeror with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as Parent and the Offeror may deem appropriate.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

Prior Contracts with the Company

     NBC, a wholly owned subsidiary of General Electric, has contracts with the Company representing revenues in the aggregate of $500,000 per year. NBC has also been in discussions with the Company to provide equipment for the 2000 Sydney Olympics; however, no transaction has been consummated. In addition, the Company was paid $10,000 for providing technicians and equipment for a General Electric family day event in Schenectady, New York, in August 1999. No other contract with a General Electric business represents more than 1% of the Company's revenues.

Background of the Offer

     In mid-July 1998, Martin Moore, General Manager of Parent, contacted John Campion, Chief Executive Officer of the Company concerning a possible strategic combination with or acquisition of the Company by Parent. The Company and Parent executed a confidentiality agreement in late July for the purpose of furthering discussions and continued to discuss potential strategic alternatives. During these discussions in July, Mr. Moore indicated to Mr. Campion that Parent may have an interest in acquiring the Company.

     In early August 1998, representatives of Parent met with certain directors and officers of the Company and performed initial due diligence with respect to the Company. During the due diligence process, Mr. Moore and other representatives of Parent met with Mr. Campion, Laurence Anderson (President of the Company), Stephen Bernstein (Executive Vice President -- General Counsel and Secretary of the Company), Jeffrey Stone (Chairman of the Board of the Company) and Vincent Carrino (a director of the Company) concerning a possible acquisition by Parent of the Company. These discussions continued through September and early October 1998, but the parties were unable to agree on material terms of a transaction. During October 1998, Parent determined to develop the temporary power rental business internally, rather than through an acquisition, and did not pursue any further discussions with the Company.

     In April 1999, the Company's Board of Directors discussed the need for additional working capital to purchase equipment and to compete effectively for large projects and instructed the Company's management to pursue alternatives to raise additional capital, including reviving discussions with Parent. After this meeting, Mr. Stone contacted Mr. Moore to discuss a possible minority interest investment by Parent in the Company. At the request of Mr. Moore, Mr. Stone prepared a preliminary term sheet for Parent with respect to a proposed minority investment in the Company. On April 14, 1999, Mr. Moore and other representatives of Parent met with Messrs. Stone, Bernstein and Carrino concerning a potential minority investment in the Company by Parent.

     In May 1999, representatives of Parent and the Company met and discussed various means by which a minority investment in the Company might be made.

     On June 14, 1999, Parent proposed a term sheet that outlined a $5 million investment in the Company by Parent whereby Parent would purchase shares of a newly authorized class of convertible preferred stock. Representatives of the Company and Parent continued to have discussions concerning the proposed minority investment throughout June, July and August, but were unable to reach a definitive agreement on the terms of the proposed investment.

     On August 12, 1999, representatives of Parent met with Mr. Stone to discuss financial projections of the Company and again proposed a potential acquisition of the Company by Parent. At this meeting, Mr. Moore indicated that, based on the diligence conducted by Parent to date and publicly available information, Parent would propose a preliminary valuation with respect to a potential offer to acquire the Company at $7 per share.

     Parent signed a new confidentiality agreement with the Company on September 28, 1999 for the purpose of pursuing discussions with respect to a transaction on the terms discussed during the August 12 meeting. On October 14, 1999, Parent submitted the proposed terms pursuant to which Parent would pursue negotiations with the Company to the Chairman of General Electric, and obtained his authorization to negotiate the acquisition of the Company.

     On October 28, 1999, Mr. Moore delivered to Mr. Stone a non-binding proposal outlining the terms upon which Parent would acquire the Company at a purchase price of $7 per share, subject to certain downward adjustments based on the financial condition of the Company at the time of the closing of the acquisition. On October 29, 1999, Mr. Stone and Mr. Moore discussed Mr. Stone's comments on Parent's proposal.

     On November 2 through 5, 1999, representatives of Parent, including Parent's outside legal advisor, King & Spalding, and outside financial auditor, KPMG Peat Marwick LLP, and certain other outside consultants, met with representatives of the Company to review legal, financial, environmental, human resource, operational and other information concerning the Company.

     King & Spalding, on behalf of Parent, submitted an initial draft Merger Agreement to the Company on November 5, 1999.

     Additional site visits by representatives of Parent to the Company's facilities in Los Angeles and Brazil occurred on November 9, 1999 and November 15, 1999. In addition, representatives of Parent continued their due diligence and discussed with the Company possible responsibilities and compensation arrangements with Messrs. Campion and Anderson following the Merger. On November 15, 1999 representatives of Parent and the Company, including their legal advisors, met in New York to discuss the terms of the Merger Agreement, Tender Agreements and Indemnification Agreements. At this meeting, Parent continued to propose an acquisition valuation of $7 per share, but no longer insisted on a post-closing purchase price adjustment.

     On November 23, 1999, the Board of Directors of the Company met and discussed the status of the negotiations and the terms of the proposed agreements. The Board of Directors of the Company authorized Mr. Stone to (i) continue proposed negotiations with representatives of Parent and (ii) engage a qualified investment banking firm to advise the Company with respect to the fairness, from a financial point of view, of the terms of any proposed transaction to the stockholders of the Company.

     On December 15, 1999, after the negotiations between the parties had been substantially completed, the Board of Directors of the Company met and reviewed the terms of the proposed Merger Agreement, Tender Agreements and Indemnification Agreements. The Board of Directors agreed to meet again on the following day.

     On December 16, 1999, the Board of Directors of the Company met and (i) unanimously determined that the Merger Agreement, the Tender Agreements and Indemnification Agreements and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) approved the Offer and the Merger and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares to the Offeror. Following such Board actions, on December 17, 1999, the Merger Agreement, the Tender Agreements and Indemnification Agreements were executed and delivered by the parties thereto. On December 20, 1999, prior to the opening of trading on the AMEX, Parent and the Company jointly announced that the Merger Agreement had been signed and that the Offeror intended to commence the Offer. On December 27, 1999, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

     Pursuant to the DGCL and the Certificate of Incorporation of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of all votes entitled to be cast by all shares entitled to vote is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement, the Tender Agreements and Indemnification Agreements and approved the terms of the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Offeror acquires, through the Offer or otherwise a majority of the combined voting power of the outstanding Shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Pursuant to the Merger Agreement, the Company has agreed that, as soon as practicable following the expiration of the Offer, it will duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the stockholders' approval of the Merger Agreement. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The stockholders' meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror acquires a majority of the Shares through the Offer or otherwise, approval of the Merger Agreement can be obtained without the affirmative vote of any other stockholder of the Company.

     Appraisal Rights in Connection with the Offer. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with
Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the other stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above.

     However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, if the Offeror is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Offeror may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

     Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires a majority of the Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries. In addition, assuming the Offeror's nominees are appointed as directors of the Company and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors of the Company would not declare dividends on the Shares.

13. THE MERGER AGREEMENT; THE TENDER AGREEMENTS; THE INDEMNIFICATION AGREEMENTS; AND CERTAIN OTHER AGREEMENTS.

     The following is a summary of the material terms of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five (5) business days following the date of public announcement of the execution thereof. The obligation of Offeror to accept for payment the Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition and (ii) the satisfaction or waiver of certain other conditions of the Offer. See Section 15. The Minimum Condition of the Offer is that the Shares tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, together with the Shares owned by the Offeror, represent, on a fully diluted basis, a majority of the outstanding voting power of the Shares.

     The Offeror expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, the Offeror shall not, (i) make any change in the terms or conditions of the offer that is adverse to the holders of the shares in any material respect, (ii) decrease the Minimum Condition or the Offer Price per Share payable in the Offer, or (iii) impose material conditions on the Offer other than those set forth in Annex I attached to the Merger Agreement. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer on one or more occasions, if at the scheduled Expiration Date any of the conditions to the Offeror's obligation to purchase the Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer on one or more occasions, if at the scheduled Expiration Date all conditions to the Offer shall have been satisfied but less than a number of Shares that, together with the number of Shares owned by the Parent and Offeror, represents ninety percent (90%) of the outstanding Shares, on a fully-diluted basis, shall have been tendered into the Offer. The rights reserved by the Offeror in this paragraph are in addition to the Offeror's rights to terminate the Offer pursuant to Section 15.

     In addition, the Offeror may, at its sole option, after the date the Shares are purchased pursuant to the Offer commence a subsequent offer pursuant to Rule 14d-11 of the Exchange Act (which becomes effective as of January 24, 2000) to purchase additional Shares prior to the consummation of the Merger. If the Offeror commences a subsequent offer, all Shares tendered in the subsequent offer would be immediately accepted and paid for as they are tendered at the Offer Price. Any subsequent offer must remain open for a minimum of three and a maximum of twenty business days.

     The Merger. The Merger Agreement provides that subject to the terms and conditions thereof (and including those described in Section 15) and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL.

     Pursuant to the Merger Agreement, as of the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) shall be converted automatically into the right to receive an amount in cash equal to $7 payable, without interest less any required withholding taxes (the "Merger Consideration") upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement.

     At the Effective Time, each outstanding option to purchase Shares granted under the Company's 1998 Stock Option and Incentive Plan (each a "Company Option"), whether or not then exercisable, shall be cancelled and each holder of a cancelled Company Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company upon execution and delivery of an option termination agreement, in form and substance reasonably acceptable to Parent in consideration for the cancellation of such Company Option, an amount in cash (the "Option Consideration") equal to (i) the number of Shares previously subject to such Company Option that but for the cancellation thereof would have been exercisable (after giving effect to any acceleration of vesting pursuant to the terms of such Company Option as a result of the consummation of the Offer or the Merger), multiplied by (ii) the excess, if any, of the Offer Price over the exercise price per Share of the Company Option.

     The Merger Agreement provides that, unless otherwise stipulated, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who are entitled to demand and properly demand appraisal rights for such Shares pursuant to, and in compliance with all aspects of, Section 262 of the DGCL, shall not be converted into the Merger Consideration, but rather such stockholders shall be entitled to only such rights as are granted in accordance with Section 262 of the DGCL; provided that if such holder shall have failed to perfect or otherwise waived, withdrawn or lost his, her or its right to appraisal under Section 262 of the DGCL, such holder's Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law or such Certificate of Incorporation. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     The Merger Agreement provides that (i) the directors of the Offeror at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (ii) the officers of the Offeror at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Stockholders' Meeting; Proxy Statement. The Merger Agreement provides, if the approval and adoption of the Merger Agreement by the Company's stockholders is required by law, the Company will, as soon as practicable following the consummation of Offer (or the subsequent offer, if applicable), duly call, give notice of, convene and hold a stockholder meeting for the purpose of considering the approval of the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company will recommend to the stockholders the adoption or approval of the Merger Agreement and the Merger, shall solicit proxies in favor of the Merger Agreement and the Merger and shall take all other actions necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or the Merger Agreement, to effect the Merger and shall not withdraw such recommendation. In connection with such meeting, the Company will promptly prepare and file with the Commission and will thereafter mail to its stockholders as promptly as practicable a proxy statement of the Company (the "Proxy Statement") and all other proxy materials for such meeting. Notwithstanding the foregoing, if the Offeror acquires at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer (or the subsequent offer, if applicable) without a meeting of the Company's stockholders in accordance with
Section 253 of the DGCL.

     Except as expressly permitted by the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger, or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or
(iii) cause the Company to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement (an "Acquisition Agreement") relating to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of the Merger Agreement by the Company's stockholders, and in any event no later than the original termination date of the Offer, the Board of Directors of the Company determines in good faith that it has received a Superior Proposal (as hereinafter defined) in compliance with the solicitation provisions contained in the Merger Agreement and after taking into consideration advice from outside counsel with respect to its fiduciary duties to the Company's stockholders under applicable Delaware law, the Board of Directors of the Company may (subject to this and the following sentences) inform its stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is more than five (5) business days (or two (2) business days in the case of a material amendment to a Superior Proposal) following Parent's receipt of written notice advising Parent that the Company's Board of Directors is prepared to accept such Superior Proposal. Such notice shall specify the material terms and conditions of such Superior Proposal (and include a copy of such proposal with all accompanying documentation), identify the person making such Superior Proposal and state that the Board of Directors intends to make a subsequent determination. During this five business day period (or two (2) business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose adjustments to the terms of the Merger Agreement to enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. An "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or substantially all or any significant portion of the assets of the Company or 25% or more of any class of the Company's capital stock. A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the stockholders than the Merger and the Offer, from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the Merger Agreement that may be proposed by Parent in response to such Alternative Transaction), except that for purposes of the definition of "Superior Proposal," an "Alternative Transaction" shall mean an Acquisition Proposal by a third party, provided that the reference to 25% in the definition of "Acquisition Proposal" shall be deemed to be "51%".

     Nothing contained in the Merger Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly provided in the Merger Agreement, neither the Company nor its Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger Agreement or in connection with the Offer or the Merger, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     Designation of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Offeror for, any Shares pursuant to the Offer, the Offeror shall be entitled to designate such number of directors on the Board of Directors as will give the Offeror representation on the Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of Shares so accepted for payment and paid for by the Offeror plus the number of Shares otherwise owned by the Offeror or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Offeror's designees to be so appointed or elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such appointment or election. In connection with the foregoing, the Company will promptly, at the option of the Offeror, use its best efforts to either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Offeror's designee to be elected or appointed to the Board of Directors of the Company as provided above.

     Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent and the Offeror reasonable access at all reasonable times to officers, employees, agents, properties, offices or other facilities, books, and records of the Company and its subsidiaries (including, but not limited to, reasonable access to the Company's and its subsidiaries' leased properties to enable Parent to conduct environmental testing on such leased property), and shall furnish Parent and the Offeror with all financial, operating and other data and information as Parent or Offeror may reasonably request. During such period, the Company shall furnish to Parent and the Offeror monthly financial and operating data within 20 days following the end of each calendar month.

     All information obtained by Parent concerning the Company and its subsidiaries in connection with the transactions contemplated by the Merger Agreement shall be kept confidential in accordance with the Confidentiality Agreement, dated September 28, 1999 between Parent and the Company.

     Other Offers. The Merger Agreement provides that the Company will not, nor shall the Company authorize or permit any of its subsidiaries, officers, directors or employees or any financial advisors, auditors, attorneys, lenders or other advisors or representatives to directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided however, that, the Board of Directors of the Company shall not be prohibited from furnishing information, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the initial termination date of the Offer if and to the extent that (i) the Board of Directors of the Company, after taking into consideration the advice of independent outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary obligations to the Company's stockholders under Delaware law, (ii) prior to taking such action, the Company receives from such entity an executed customary confidentiality agreement and (iii) the Board of Directors of the Company concludes in good faith based upon advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (i) any Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (ii) the material terms and conditions of such Acquisition Proposal or inquiry, (iii) the identity of the person or entity making any such Acquisition Proposal or inquiry and (iv) the Company's intention to furnish information to or enter into discussions or negotiations with, such person or entity. The Company will keep Parent informed of the status and details of any such Acquisition Proposal or inquiry.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that, for six (6) years from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified by the Company pursuant to its Certificate of Incorporation, Bylaws or agreements in effect on the date of the Merger Agreement.

     Parent has agreed to cause the Surviving Corporation to maintain, for six
(6) years from the Effective Time, if available, the Company's current directors and officers liability insurance policies (provided that the Surviving Corporation may substitute for such policies, policies of at least the same coverage containing terms and conditions which are not materially less favorable) that provide coverage for events occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to expend more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. If but for the preceding sentence the Surviving Corporation shall be required to spend more than 150% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of current annual premiums.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, from the date thereof until such time as Parent's designees constitute a majority of the members of the Board of Directors of the Company:

     - The Company has agreed that unless Parent shall otherwise agree in writing, (i) the business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its subsidiaries shall use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or its subsidiaries has business relations, (iii) the Company and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the Commission required pursuant to the Securities Act or the Exchange Act, (iv) the Company shall make the capital expenditures identified on the Company's 1999 budget, however, the Company shall not make any expenditures to develop a wide area network and (v) the Company shall make certain additional capital expenditures to purchase equipment as set forth in the Company's disclosure letter delivered in connection with the Merger Agreement (the "Company Disclosure Letter");

     - The Company has agreed that the Company shall not, nor shall the Company permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its Shares, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, (ii) split, combine or reclassify any of its Shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Shares; (iii) repurchase or otherwise acquire any Shares; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares of its capital stock or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon
       (x) the exercise of Company options outstanding as of the date of the Merger Agreement, and (y) the exercise of warrants outstanding as of the date of the Merger Agreement or (v) take any action that would, or could reasonably be expected to, result in any of the conditions to the Offer or the Merger Agreement not being satisfied; and

     - The Company has agreed that the Company shall not, nor shall the Company permit any of its subsidiaries to, (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any subsidiaries of the Company or between the Company and any of its subsidiaries (other than loans or advances less than $25,000 made in the ordinary course of business consistent with past practice and loans or advances to its subsidiary in Australia in connection with the Sydney 2000 Olympic Games which shall in no event exceed $100,000 in the aggregate); (iv) mortgage or pledge any of its assets or properties; (v) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (vi) change its accounting policies except as required by generally accepted accounting principles; (vii) make any change in employment terms for any of its directors or officers; (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its subsidiaries or enter into any new, or amend any existing, employment agreements; (ix) make any change to the Company benefit plans; (x) amend or cancel or agree to the amendment or cancellation of any material contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiii) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compensate any tax liability involving amounts in excess of $50,000 in the aggregate;
       (xiv) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate; or (xv) make any capital expenditures inconsistent with or, not provided for by, the Company's 1999 budget or as otherwise expressly provided in the Company Disclosure Letter.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by the Company concerning: the Company's organization, standing and power; capitalization; the Board of Directors' approval of the Merger Agreement, the Tender Agreements, the Indemnification Agreements and the transactions contemplated by the Merger Agreement (including approvals so as to render Section 203 of the DGCL inapplicable to Parent and the Offeror by reason of their entering into the Merger Agreement and the Tender Agreements or consummating the transactions contemplated by the Merger Agreement); no conflicts with organizational documents, laws or contracts; required filings and consents; compliance with law; Commission filings and financial statements; absence of certain changes or events; tax matters; ownership and condition of assets; change of control agreements; absence of litigation; contracts and commitments; information supplied for purposes of filing with the Commission; employee benefit plans; labor and employment matters; environmental compliance; intellectual property; Year 2000 compliance; brokers; insurance policies; notes and accounts receivable; affiliate transactions; other acquisition discussions; warrants; stockholders' rights agreement; and major suppliers and customers. Some of the representations are qualified by a material adverse effect clause. For purposes of the Merger Agreement, "Company Material Adverse Effect" means any change, event or effect which shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to, (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities), of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under the Merger Agreement or the consummation of the Offer, the Merger or other transactions contemplated by the Merger Agreement.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger shall be subject to the following conditions:

     - The respective obligations of Parent, Offeror and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

        (i) each of the conditions set forth in Section 15 shall have been satisfied or waived by the Offeror, and the Offeror or its permitted assignee shall have purchased the Shares validly tendered and not withdrawn pursuant to the terms of the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or the Offeror if, in breach of the Merger Agreement or the terms of the Offer, the Offeror or its permitted assignee fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer;

        (ii) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if and to the extent required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

        (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated; and

        (iv) all actions by or in respect of or filings with any governmental entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

     - The obligations of Parent and the Offeror to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (i) (A) The representations and warranties of the Company in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time; (B) the representations and warranties of the Company in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time; (C) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and (D) the Company shall have delivered to Parent and the Offeror a certificate to the effect that each of the conditions specified in (A), (B) and (C) above is satisfied in all respects;

        (ii) the Company and its subsidiaries shall have procured all necessary third party consents in connection with the consummation of the Merger; and

        (iii) there shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any governmental entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Offer or the Merger.

     - The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (i) the representations and warranties of Parent and the Offeror in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

        (ii) the representations and warranties of Parent and the Offeror in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

        (iii) Parent and Offeror shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement; and

        (iv) Parent and Offeror shall have delivered to the Company a certificate to the effect that each of the conditions specified in (i),
        (ii) and (iii) is satisfied in all respects.

     Termination Events. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by any of Parent, the Offeror or the Company if any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating the Merger Agreement shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) by any of Parent, the Offeror or the Company if the Offer shall have expired or been terminated and the Offeror shall not have purchased any Shares pursuant thereto on or before March 31, 2000; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the expiration or termination of the Offer on or before such date;

          (d) by Parent or the Offeror if the Board of Directors of the Company
     (i) shall have withdrawn or shall have modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, (ii) shall have caused the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

          (e) by Parent or the Offeror, if as a result of the failure of any of the conditions set forth in Section 15, the Offer shall have been terminated by Parent or the Offeror or expired in accordance with its terms without Offeror (or any permitted assignee) having purchased any Shares pursuant to the Offer; provided however, that neither Parent nor the Offeror shall have the right to terminate the Merger Agreement if such party is in material breach of the Merger Agreement;

          (f) by Parent or the Offeror, if (i) any of the conditions to obligations of Parent and the Offeror to effect the Merger shall have become incapable of fulfillment and shall not have been waived by Parent and the Offeror or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations in the Merger Agreement and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or the Offeror and the Company shall not have provided reasonable assurance to Parent and the Offeror that such breach will be cured in all material respects on or before the Effective Time;

          (g) by the Company, if (i) any of the conditions to the obligations of the Company to effect the Merger shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or the Offeror shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or the Offeror, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time;

          (h) by any of Parent, the Offeror or the Company if the Offeror shall have terminated the Offer without Parent or the Offeror purchasing any Shares pursuant thereto;

          (i) by Parent prior to the date the Shares are purchased pursuant to the Offer if Parent determines in its sole discretion that the matters disclosed in the phase I or phase II environmental tests with respect to any property leased by the Company or any subsidiary would be likely to be material to the Company or any of its subsidiaries;

          (j) by Parent if on or prior to the twenty-fifth (25th) business day following the execution of the Merger Agreement, in the good faith judgment of Parent's auditor, the Company does not meet each of the Financial Statement Tests (as defined below).

     The "Financial Statement Tests" are (i) that the Company's financial statements included in the Company's Form 10-Q were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period involved (except as permitted by Form 10-QSB or as may be indicated in the notes thereto) and fairly present, subject to normal, recurring audit adjustments, the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the period indicated, (ii) the Stockholders' Equity (as determined consistent with the methodology used in the Form 10-Q) as of November 30, 1999 is at least equal to $16,500,000 and
(iii) the Current Liabilities and Long Term Liabilities (each as determined consistent with the methodology used in the Form 10-Q) as of November 30, 1999 are in the aggregate no greater than $8,660,000; provided, for purposes of (ii) and (iii), the 1999 annual bonuses to be paid to John J. Campion and G. Laurence Anderson by the Company shall not be taken into account when determining Stockholders' Equity, Current Liabilities and Long Term Liabilities.

     The Company shall pay to Parent a termination fee of $1.5 million (the "Termination Fee"), payable in same day funds, as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the merger and offer if: (i) either the Parent or the Offeror terminates the Merger Agreement in accordance with paragraph (d) above or (ii)
(A) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, any person makes a Acquisition Proposal, (B) the Offer shall have remained open until the scheduled Expiration Date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition is not satisfied at the Expiration Date, and (D) the Merger Agreement is thereafter terminated. In addition, if within one year after the termination of the Merger Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Parent or the Offeror, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee; provided no such amount shall be payable if the Termination Fee shall already have become payable or been paid or if the Merger Agreement shall have been terminated in accordance with paragraph (a) or (b) above or by the Company in accordance with clause (ii) of paragraph (g) above.

     Fees and Expenses. Except as specifically provided, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses.

     Tender Agreements. Concurrently with the execution and delivery of the Merger Agreement, Parent, the Offeror and each of the Tendering Stockholders entered into the Tender Agreements. Pursuant to the Tender Agreements, the Tendering Stockholders agreed to tender into the Offer an aggregate of 1,490,374 Shares currently owned by the Tendering Stockholders (the "Committed Shares"). The Tender Agreements also provide that John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson and David C. and Annika Bernstein irrevocably appoint the Offeror as their proxy to vote their portion of such Committed Shares (i) in favor of the Merger and the transaction and (ii) otherwise in the manner directed by Offeror.

     Indemnification Agreements. Concurrently with the execution or delivery of the Merger Agreement, Parent, the Offeror and each of the Tendering Stockholders entered into the Indemnification Agreements. Pursuant to the Indemnification Agreements, the Offeror shall withhold and put into an escrow account in the aggregate 10% of the amount that each Tendering Stockholder is entitled to receive pursuant to the Offer with respect to the Committed Shares, which is equal in the aggregate to $1,043,261.80. The Tendering Stockholders have agreed to indemnify the Offeror, Parent and the Company for twelve (12) months following the closing of the Merger for up to the amount withheld by the Offeror for third party claims arising out of, based upon or relating to any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of the Company contained in the Merger Agreement or by the Tendering Stockholders contained in the Indemnification Agreements. Also, the Tendering Stockholders have agreed to indemnify the Offeror, Parent and the Company up to the amount in the escrow account for any third party claims arising out of, based upon or relating to matters disclosed by the Company in the Company Disclosure Letter with respect to the representations and warranties relating to taxes, employment benefit plans, labor and employment matters, environmental matters and intellectual property.

     In addition, each of the Tendering Stockholders has agreed that until December 17, 2002 such Tendering Stockholder will not, directly or indirectly, engage or have any equity or profit interest in (except for an equity interest in a publicly held corporation which does not exceed 1% of such corporation's outstanding capital stock) or render services of any executive, administrative, supervisory, marketing, production or consulting nature to any corporation or other entity that conducts Company Activities in the Territory. "Company Activities" are defined as all activities that the Company has conducted within the previous year, including the provision of temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The "Territory" means the areas where the Company and its subsidiaries conduct business and actively seek customers, including the geographic area within a 150 mile radius of the Company's current offices. The Tendering Stockholders have also agreed to maintain the confidentiality of the Company's trade secrets and confidential information and for three years not to solicit for employment employees of the Company.

Employment Agreements

     Concurrently with execution of the Merger Agreement, GE Energy Systems Rentals entered into an Employment Agreement with G. Laurence Anderson, the President of the Company, and John J. Campion, the Chief Executive Officer of the Company (the "Employment Agreements"). Such Employment Agreements shall be effective upon the purchase of the Shares pursuant to the Offer and create an at-will employment for each of the employees.

     Pursuant to Mr. Anderson's Employment Agreement, Mr. Anderson's initial annual salary will be $150,000 with a minimum guaranteed bonus of $60,000 in the first year of his employment. Mr. Anderson's duties and responsibilities following the Merger shall be substantially the same as prior to the Merger. In addition, GE Energy Systems Rentals agreed that the Company shall be entitled to pay Mr. Anderson a bonus for fiscal year 1999 in the amount of $106,832.90. Mr. Anderson will also be entitled to receive options to purchase 1,000 shares of General Electric upon completion of the Merger and another 1,000 shares on the first anniversary of his employment. GE Energy Systems Rentals also agreed to cause the Company to forgive the note payable by Mr. Anderson to the Company in the amount of $133,338 upon the closing of the Offer. If Mr. Anderson's employment is terminated without cause, Mr. Anderson shall be entitled to receive (i) all sums due to him under the Employment Agreement up to and including the date of termination of his employment, (ii) a severance payment of $75,000 and (iii) all benefits to which he is entitled up to and including the date of termination and any benefits to which he is entitled following such termination pursuant to applicable law or the terms of the benefit plans themselves. In addition, Mr. Anderson's non-compete agreement with the Company shall immediately cease and be of no further force and effect.

     Pursuant to Mr. Campion's Employment Agreement, Mr. Campion's initial annual salary will be $200,000 with a minimum guaranteed bonus of $100,000 in the first year of his employment, with an additional bonus if certain sales are targets are satisfied. Mr. Campion's duties and responsibilities following the Merger shall be substantially the same as prior to the Merger. In addition, GE Energy Systems Rentals agreed that the Company shall be entitled to pay Mr. Campion a bonus for fiscal year 1999 in the amount of $213,665.80. Mr. Campion will also be entitled to receive options to purchase 2,000 shares of General Electric upon completion of the Merger and another 2,000 shares on the first anniversary of his employment. GE Energy Systems Rentals also agreed to cause the Company to forgive the note payable by Mr. Campion to the Company in the amount of $289,263 upon the closing of the Offer. If Mr. Campion's employment is terminated without cause, Mr. Campion shall be entitled to receive (i) all sums due to him under the Employment Agreement up to and including the date of termination of his employment, (ii) a severance payment of $100,000 and (iii) all benefits to which he is entitled up to and including the date of termination and any benefits to which he is entitled following such termination pursuant to applicable law or the terms of the benefit plans themselves. In addition, Mr. Campion's non-compete agreement with the Company shall immediately cease and be of no further force and effect.

Proposed Agreement with John J. Campion

     Parent may enter into an agreement with John J. Campion whereby if Parent proposes to sell the Company at any time while Mr. Campion is an employee of the Company and before December 17, 2002, Parent, subject to certain conditions, would inform Mr. Campion of its intent to sell the Company and negotiate exclusively and in good faith for 30 days with Mr. Campion with respect to the sale of the Company should Mr. Campion inform Parent that he wishes to purchase the Company.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the time Parent's designees constitute a majority of the members of the Board of Directors of the Company, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its Shares, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, (ii) split, combine or reclassify any of its Shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Shares; (iii) repurchase or otherwise acquire any Shares; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Shares or any securities convertible into any such Shares, or any rights, warrants or options to acquire any such Shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon (x) the exercise of Company options outstanding as of the date of the Merger Agreement, and (y) exercise of warrants outstanding as of the date of the Merger Agreement or (v) take any action that would, or could reasonably be expected to, result in any of the conditions to the Offer set forth in Section 15 or any of the conditions set forth in the "Conditions of the Merger" not being satisfied.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to and not in limitation of the Offeror's rights to extend or amend the Offer at any time, in its sole discretion (subject to the terms of the Merger Agreement), the Offeror shall not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, pay for any Shares, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Merger Agreement) terminate the Offer, if (a) the Shares tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, together with the Shares owned by Offeror represent, on a fully diluted basis, less than Minimum Condition, (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated, if applicable, or any other regulatory approvals required under applicable law have not been obtained, which if not obtained would prevent the consummation of the Offer, (c) Baker & Daniels, legal counsel for the Company, does not deliver an opinion substantially in the form of Exhibit A to the Merger Agreement, or (d) at any time after the date of the Merger Agreement and prior to the acceptance for payment of the Shares, any of the following conditions exist:

          (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any governmental entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any governmental entity, which is reasonably likely to be determined adversely to Offeror, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Offeror or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Offeror or its affiliates of all or any portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Offeror or any of its affiliates, or to compel Offeror or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Offeror or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Offeror or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares acquired or owned by Offeror or any of its affiliates on all matters properly presented to the stockholders, (D) seeking to require divestiture by Offeror or any of its affiliates of the Shares, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any governmental entity that, in the reasonable judgment of Offeror, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph
     (i) above;

          (iii) there shall have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

          (iv) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (B) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of twenty-five percent (25%), measured from the date of the Merger Agreement, (C) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (D) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or (E) in the case of any of the foregoing existing at the time of execution of the Merger Agreement, a material acceleration or worsening thereof;

          (v) (A) the representations and warranties of the Company in the Merger Agreement that are qualified by materiality shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time; (B) the representations and warranties of the Company in the Merger Agreement that are not qualified by materiality shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time; (C) the Company shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement; (D) the directors of the Company's subsidiaries shall not have resigned and appointed nominees to fill their vacancies as provided in the Merger Agreement; and (E) an officer of the Company shall not have delivered to Parent and Offeror a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

          (vi) the Company and its subsidiaries shall not have procured all necessary third party consents (other than from governmental entities) with respect to matters material to the conduct of business by the Company required in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          (vii) the Merger Agreement shall have been terminated in accordance with its terms; or

          (viii) the Company and its subsidiaries shall not have provided the Offeror and Parent with reasonable access for at least twenty (20) business days to its leased properties to enable the Offeror and Parent to conduct phase I and phase II environmental testing, which, in the reasonable judgment of the Offeror in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition (including any action or omission by the Offeror) or may be waived by the Offeror in whole or in part at any time and from time to time, in its sole discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall be returned forthwith.

16. CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing in early January. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger, the tender of the Shares pursuant to the Tender Agreements or the agreements set forth in the Indemnification Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     In addition, the Merger is notifiable to the Brazilian antitrust authorities. The Brazilian antitrust authorities will review the transaction to determine whether it is compatible with Brazilian antitrust law. If the Brazilian authorities conclude that the transaction is incompatible with applicable law, they could withhold their approval or condition approval on undertakings by the parties, including a divestiture of certain operations in Brazil; however, the consent of the Brazilian antitrust authorities is not required by law prior to the closing of the transaction. Notification to the antitrust authorities will be made within 15 business days from the date of the Merger Agreement. A final decision by the antitrust authorities is anticipated within approximately five months.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and, except as described herein with respect to the State of Delaware, has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

     Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The Offeror has retained Morrow & Co., Inc. as Information Agent and Continental Stock Transfer & Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph or personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

     The Offeror, Parent and General Electric have filed with the Commission the
Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
       AND EXECUTIVE OFFICERS OF GENERAL ELECTRIC, PARENT AND THE OFFEROR

     DIRECTORS AND EXECUTIVE OFFICERS OF GENERAL ELECTRIC. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and Director of General Electric. Unless otherwise indicated, each such person's business address is 3135 Easton Turnpike, Fairfield, Connecticut 06431-0001. Each person is a citizen of the United States, except for Mr. Gonzalez, Mr. Fresco and Ms. Jung, who are citizens of Mexico, Italy and Canada, respectively.

DIRECTORS

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                                EMPLOYMENT AND MATERIAL POSITIONS
NAME                                   BUSINESS ADDRESS            HELD DURING PAST FIVE YEARS
----                                   ----------------         ---------------------------------
J. I. Cash, Jr................  Harvard Business School         Professor of Business
                                Morgan Hall                     Administration -- Graduate
                                Soldiers Field Road             School of Business
                                Boston, MA 02163                Administration,
                                                                Harvard University
S. S. Cathcart................  222 Wisconsin Avenue            Retired Chairman,
                                Suite 103                       Illinois Tool Works, Inc.
                                Lake Forest, IL 60045
D. D. Dammerman...............                                  In 1998, Mr. Dammerman was
                                                                elected Vice Chairman of the
                                                                Board and Executive Officer and
                                                                Chairman and CEO of GE Capital
                                                                Services, Inc., prior to 1998,
                                                                Mr. Dammerman served as Senior
                                                                Vice President -- Finance,
                                                                General Electric Company
P. Fresco.....................  Fiat SpA                        Chairman of the Board, Fiat SpA
                                Via Nizza 250                   since 1998; Vice Chairman of the
                                10126 Torino, Italy             Board and Executive Officer,
                                                                General Electric Company
A. M. Fudge...................  Kraft Foods, Inc.               Executive Vice President, Kraft
                                555 South Broadway              Foods
                                Tarrytown, NY 10591
C. X. Gonzalez................  Kimberly-Clark de Mexico,       Chairman of the Board and Chief
                                S.A. de C.V.                    Executive Officer, Kimberly-
                                Jose Luis Lagrange 103,         Clark de Mexico, S.A. de C.V.
                                Tercero Piso
                                Colonia Los Morales
                                Mexico, D.F. 11510, Mexico
Andrea Jung...................  Avon Products, Inc.             President and Chief Executive
                                1345 Avenue of the Americas     Officer, Avon Products, Inc.
                                New York, NY 10105              ("Avon")

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                                EMPLOYMENT AND MATERIAL POSITIONS
NAME                                   BUSINESS ADDRESS            HELD DURING PAST FIVE YEARS
----                                   ----------------         ---------------------------------
                                                                Ms. Jung joined Avon in 1994 as
                                                                President, Product Marketing for
                                                                Avon U.S. She was elected
                                                                President, Global Marketing in
                                                                1996, an Executive Vice President
                                                                in 1997, and President and a
                                                                Director of the Company in 1998.
K. G. Langone.................  Invemed Associates, Inc.        Chairman, President and Chief
                                375 Park Avenue                 Executive Officer, Invemed
                                New York, NY 10152              Associates, Inc.
S. G. McNealy.................  Sun Microsystems, Inc.          Chairman, President and Chief
                                901 San Antonio Road            Executive Officer, Sun
                                Palo Alto, CA 94303-4900        Microsystems, Inc.
G. G. Michelson...............  Federated Department Stores     Former Senior Vice
                                151 West 34th Street            President -- External Affairs and
                                New York, NY 10001              Former Member of the Board of
                                                                Directors, Federated Department
                                                                Stores
S. Nunn.......................  King & Spalding                 Partner, King & Spalding since
                                191 Peachtree Street, N.E.      January 1997; prior to that time
                                Atlanta, Georgia 30303          Mr. Nunn was a United States
                                                                Senator
J. D. Opie....................                                  Vice Chairman of the Board and
                                                                Executive Officer
R. S. Penske..................  Penske Corporation              Chairman of the Board and
                                13400 Outer Drive, West         President, Penske Corporation
                                Detroit, MI 48239-4001
F. H. T. Rhodes...............  Cornell University              President Emeritus, Cornell
                                3104 Snee Building              University
                                Ithaca, NY 14853
A. C. Sigler..................  Champion International          Retired Chairman of the Board and
                                Corporation                     CEO and former Director, Champion
                                1 Champion Plaza                International Corporation
                                Stamford, CT 06921
D. A. Warner III..............  J. P. Morgan & Co., Inc. &      Chairman of the Board, President,
                                Morgan Guaranty Trust Co.       and Chief Executive Officer, J.P.
                                60 Wall Street                  Morgan & Co. Incorporated and
                                New York, NY 10260              Morgan Guaranty Trust Company
J. F. Welch, Jr...............                                  Chairman of the Board and Chief
                                                                Executive Officer, General
                                                                Electric Company

EXECUTIVE OFFICERS

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                             EMPLOYMENT AND MATERIAL POSITIONS HELD
NAME                                   BUSINESS ADDRESS              DURING PAST FIVE YEARS
----                                   ----------------      --------------------------------------
J.F. Welch, Jr...................                            Chairman of the Board and Chief
                                                             Executive Officer
P.D. Ameen.......................                            Vice President and Comptroller
J.R. Bunt........................                            Vice President and Treasurer
W.J. Conaty......................                            Senior Vice President -- Human
                                                             Resources
D.D. Dammerman...................                            Vice Chairman of the Board and
                                                             Executive Officer
L.S. Edelheit....................  General Electric Company  Senior Vice President -- Corporate
                                   P.O. Box 8                Research and Development
                                   Schenectady, NY 12301
B.W. Heineman, Jr................                            Senior Vice President -- General
                                                             Counsel and Secretary
J.R. Immelt......................  General Electric Company  Senior Vice President -- GE Medical
                                   P.O. Box 414              Systems
                                   Milwaukee, WI 53201
L.R. Johnston....................  General Electric Company  Senior Vice President -- GE Appliances
                                   Appliance Park
                                   Louisville, KY 40225
W.J. McNerney, Jr................  General Electric Company  Senior Vice President -- GE Aircraft
                                   1 Neumann Way             Engines
                                   Cincinnati, OH 05215
R.L. Nardelli....................  General Electric Company  Senior Vice President -- GE Power
                                   1 River Road              Systems
                                   Schenectady, NY 12345
R.W. Nelson......................                            Vice President -- Corporate Financial
                                                             Planning and Analysis
J.D. Opie........................                            Vice Chairman of the Board and
                                                             Executive Officer
G.M. Reiner......................                            Senior Vice President -- Chief
                                                             Information Officer
J.G. Rice........................  General Electric Company  Vice President--GE Transportation
                                   2901 East Lake Road       Systems
                                   Erie, PA 16531
G.L. Rogers......................  General Electric Company  Senior Vice President -- GE Plastics
                                   1 Plastics Avenue
                                   Pittsfield, MA 01201
K. S. Sherin.....................                            Senior Vice President, Finance and
                                                             Chief Financial Officer

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                             EMPLOYMENT AND MATERIAL POSITIONS HELD
NAME                                   BUSINESS ADDRESS              DURING PAST FIVE YEARS
----                                   ----------------      --------------------------------------
L.G. Trotter.....................  General Electric Company  Senior Vice President -- GE Industrial
                                   41 Woodford Avenue        Systems
                                   Plainville, CT 06062
M. S. Zafirovski.................  General Electric Company  Senior Vice President -- GE Lighting
                                   Nela Park
                                   Cleveland, OH 44112

     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Parent. Each such person's business address is 4200 Wildwood Parkway, Atlanta, Georgia 30339. All persons listed below are citizens of the United States of America.

DIRECTORS AND EXECUTIVE OFFICERS

                                                            PRESENT PRINCIPAL OCCUPATION
                                                             OR EMPLOYMENT AND MATERIAL
                                                             POSITIONS HELD DURING PAST
NAME                                                                 FIVE YEARS
----                                                        ----------------------------
Ricardo Artigas..................................  Director, President and Chief Executive Officer
Molly Burke......................................  General Counsel; prior to June 1999, Ms. Burke was associate counsel for Litigation and Legal
                                                   Policy for General Electric Company.
Candace Carson...................................  Chief Financial Officer ("CFO"); prior to 1997,
                                                   Ms. Carson was CFO of GE Information Systems,
                                                   Inc.

     DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Each such person's business address is 4200 Wildwood Parkway, Atlanta, Georgia 30339. All persons listed below are citizens of the United States of America.

DIRECTORS AND EXECUTIVE OFFICERS

                                                            PRESENT PRINCIPAL OCCUPATION
                                                        OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                                         HELD DURING PAST FIVE YEARS
----                                                    ------------------------------------
Ricardo Artigas..................................  Director, President and Chief Executive Officer
Molly Burke......................................  Director, Secretary and Vice President
Candace Carson...................................  Director, Treasurer and Vice President

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                   Continental Stock Transfer & Trust Company

       By Hand or Overnight Delivery:                            By Mail:
 Continental Stock Transfer & Trust Company     Continental Stock Transfer & Trust Company
                 2 Broadway                                     2 Broadway
                 19th Floor                              New York, New York 10004
          New York, New York 10004
       Attn: Reorganization Department
                         Facsimile for Eligible Institutions only:
                                       (212) 616-7610
                    To confirm receipt of Notice of Guaranteed Delivery:
                                 (212) 509-4000 (ext. 535)

     If you require additional information, please call Continental Stock Transfer & Trust Company at
                           (212) 509-4000 (ext. 535)

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               [MORROW INC. LOGO]
                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           GE ENERGY SERVICES, INC.,

                             EMMY ACQUISITION CORP.

                                      AND

                                SHOWPOWER, INC.

                         DATED AS OF DECEMBER 17, 1999

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I THE OFFER AND MERGER.............................................   A-2
Section 1.1.   The Offer...................................................   A-2
Section 1.2.   Consent to Offer; Schedule 14D-9............................   A-3
Section 1.3.   The Merger..................................................   A-3
Section 1.4.   Effective Time; Closing.....................................   A-3
Section 1.5.   Effect of the Merger........................................   A-4
Section 1.6.   Conversion of Company Common Stock..........................   A-4
Section 1.7.   Dissenting Shares...........................................   A-4
Section 1.8.   Stock Option Plans..........................................   A-5
Section 1.9.   Surrender of Shares of Company Common Stock; Stock Transfer    A-5
                 Books.....................................................

ARTICLE II THE SURVIVING CORPORATION
Section 2.1.   Certificate of Incorporation................................   A-7
Section 2.2.   Bylaws......................................................   A-7
Section 2.3.   Directors and Officers......................................   A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1.   Organization and Standing...................................   A-7
Section 3.2.   Capitalization..............................................   A-7
Section 3.3.   Authority for Agreement.....................................   A-8
Section 3.4.   No Conflict.................................................   A-9
Section 3.5.   Required Filings and Consents...............................   A-9
Section 3.6.   Compliance..................................................   A-9
Section 3.7.   SEC Filings, Financial Statements...........................   A-9
Section 3.8.   Absence of Certain Changes or Events........................  A-10
Section 3.9.   Taxes.......................................................  A-11
Section 3.10.  Assets......................................................  A-11
Section 3.11.  Change of Control Agreements................................  A-12
Section 3.12.  Litigation..................................................  A-12
Section 3.13.  Contracts and Commitments...................................  A-12
Section 3.14.  Information Supplied........................................  A-13
Section 3.15.  Employee Benefit Plans......................................  A-13
Section 3.16.  Labor and Employment Matters................................  A-14
Section 3.17.  Environmental Compliance and Disclosure.....................  A-16
Section 3.18.  Intellectual Property.......................................  A-17
Section 3.19.  Year 2000 Compliance........................................  A-18
Section 3.20.  Brokers.....................................................  A-19
Section 3.21.  Insurance Policies..........................................  A-19
Section 3.22.  Notes and Accounts Receivable...............................  A-19
Section 3.23.  Transactions with Affiliates................................  A-19
Section 3.24.  No Existing Discussions.....................................  A-20
Section 3.25.  Company Warrants............................................  A-20
Section 3.26.  Stockholders' Rights Agreement..............................  A-20
Section 3.27.  Major Suppliers and Customers...............................  A-20
Section 3.28.  Disclosure..................................................  A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Section 4.1.   Organization and Standing...................................  A-21
Section 4.2.   Authority for Agreement.....................................  A-21
Section 4.3.   No Conflict.................................................  A-21
Section 4.4.   Required Filings and Consents...............................  A-21

                                                                             PAGE
                                                                             ----
Section 4.5.   Information Supplied........................................  A-22
Section 4.6.   Brokers.....................................................  A-22
Section 4.7.   Financing...................................................  A-22
Section 4.8.   Disclosure..................................................  A-22

ARTICLE V COVENANTS
Section 5.1.   Conduct of the Business Pending Assumption of Control.......  A-22
Section 5.2.   Access to Information; Confidentiality......................  A-24
Section 5.3.   Notification of Certain Matters.............................  A-24
Section 5.4.   Further Assurances..........................................  A-24
Section 5.5.   Board Recommendations.......................................  A-25
Section 5.6.   Stockholder Litigation......................................  A-26
Section 5.7.   Indemnification.............................................  A-26
Section 5.8.   Public Announcements........................................  A-27
Section 5.9.   Acquisition Proposals.......................................  A-27
Section 5.10.  Company Stockholders' Meeting...............................  A-27
Section 5.11.  Proxy Statement.............................................  A-27
Section 5.12.  Stockholder Lists...........................................  A-28
Section 5.13.  Shares Held by Company Subsidiaries.........................  A-28
Section 5.14.  Directors...................................................  A-28
Section 5.15.  Undertakings of Parent......................................  A-29
Section 5.16.  Director Resignations.......................................  A-29
Section 5.17.  Company Options.............................................  A-29
Section 5.18.  Financial Statement Tests...................................  A-29
Section 5.19.  Environmental Compliance....................................  A-29

ARTICLE VI CONDITIONS
Section 6.1.   Conditions to the Obligation of Each Party..................  A-30
Section 6.2.   Conditions to Obligations of Parent and Buyer to Effect the   A-30
                 Merger....................................................
Section 6.3.   Conditions to Obligations of the Company to Effect the        A-30
                 Merger....................................................

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
Section 7.1.   Termination.................................................  A-31
Section 7.2.   Effect of Termination.......................................  A-32
Section 7.3.   Amendments..................................................  A-32
Section 7.4.   Waiver......................................................  A-33

ARTICLE VIII GENERAL PROVISIONS
Section 8.1.   No Third Party Beneficiaries................................  A-33
Section 8.2.   Entire Agreement............................................  A-33
Section 8.3.   Succession and Assignment...................................  A-33
Section 8.4.   Counterparts................................................  A-33
Section 8.5.   Headings....................................................  A-33
Section 8.6.   Governing Law...............................................  A-33
Section 8.7.   Severability................................................  A-33
Section 8.8.   Specific Performance........................................  A-33
Section 8.9.   Construction................................................  A-34
Section 8.10.  Non-Survival of Representations and Warranties and            A-34
                 Agreements................................................
Section 8.11.  Certain Definitions.........................................  A-34
Section 8.12.  Fees and Expenses...........................................  A-34
Section 8.13.  Notices.....................................................  A-34

ANNEX I CONDITIONS OF THE INITIAL OFFER

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 17, 1999, by and among GE Energy Services, Inc., a Delaware corporation ("Parent"), Emmy Acquisition Corp., a Delaware corporation ("Buyer") and wholly owned subsidiary of Parent, and Showpower, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Buyer;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (the "DGCL"), Buyer will make the cash tender offer described in Section 1.1 and thereafter Buyer will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and each of John J. Campion and Esther Ash, G. Laurence and Thressa Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Joseph A. Ades, Robert E. Masterson, David C. and Annika Bernstein, Vincent Carrino and Eric G. Jackson (the "Tendering Stockholders") have entered into a stockholder's agreement, dated as of the date hereof (the "Tender Agreements"), pursuant to which, among other things, such stockholders have agreed to tender their shares of the common stock, par value $.01 per share, of the Company ("Company Common Stock") in the Initial Offer (as hereinafter defined);

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and each of the Tendering Stockholders have entered into an agreement, dated as of the date hereof (the "Indemnification Agreements"), pursuant to which, among other things, such stockholders have agreed to indemnify Parent for breaches of representations, warranties and covenants of this Agreement, subject to the terms and conditions contained therein;

     WHEREAS, the Board of Directors of the Company has unanimously determined that the Initial Offer, the Subsequent Offer (as hereinafter defined), the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of Company Common Stock (the "Company Stockholders");

     WHEREAS, the Board of Directors of Parent and Buyer have each approved this Agreement, the Merger, the Initial Offer and the Subsequent Offer, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Initial Offer, the Subsequent Offer and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of Prime Charter Ltd. (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders for their shares of Company Common Stock in the Initial Offer, the Subsequent Offer and the Merger is fair to these stockholders from a financial point of view;

     WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend acceptance of the Initial Offer, the Subsequent Offer and the Merger to the Company Stockholders and has determined that the consideration to be paid for each share of Company Common Stock in the Initial Offer, the Subsequent Offer and the Merger is fair to the holders of the Company Common Stock and to recommend that the Company Stockholders accept the Initial Offer and Subsequent Offer, as applicable, and approve the Merger, this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1. The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five (5) business days following the public announcement of the terms of this Agreement, Parent shall cause Buyer to commence and Buyer shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all of the issued and outstanding shares of the Company Common Stock at a price of $7.00 per share (the "Offer Price") net to the seller in cash, but subject to any withholding required by law (the "Initial Offer").

          (b) The Initial Offer shall be subject to the conditions set forth in Annex I hereto. Buyer shall not except as expressly contemplated hereby, without the prior written consent of the Company, make any change in the terms or conditions of the Initial Offer that is adverse to the holders of the Company Common Stock in any material respect, decrease the Offer Price or the Minimum Condition or impose material conditions to the Initial Offer other than those set forth in Annex I hereto (it being agreed that a waiver by Buyer of any condition, in its sole discretion, shall not be deemed to be adverse to the holders of the Company Common Stock); provided that:

             (i) if on any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall not have been satisfied or waived, the Initial Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by Buyer to be necessary to satisfy the unsatisfied conditions;

             (ii) the Initial Offer may be extended by Buyer without the consent of the Company for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Initial Offer; and

             (iii) if at any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall have been satisfied but less than a number of shares of Company Common Stock that, together with the number of shares of Company Common Stock owned by Parent and Buyer, represents ninety percent (90%) of the outstanding shares of Company Common Stock, on a fully-diluted basis, shall have been tendered into the Initial Offer, Buyer shall be entitled to (but not required to) extend the Initial Offer from time to time without the consent of the Company in order to permit Buyer to solicit additional shares to be tendered into the Initial Offer.

             Buyer shall, unless Buyer shall have in its sole discretion exercised its right to extend the termination date of the Initial Offer pursuant to this Section 1.1(b), on the terms and subject to the prior satisfaction or waiver of the conditions of the Initial Offer, accept for payment and purchase, as soon as permitted under the terms of the Initial Offer, all shares of the Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Initial Offer. It is agreed that the conditions to the Initial Offer are solely for the benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or inaction by Buyer) or may, but need not, be waived by Buyer, in whole or in part at any time and from time to time, in its sole discretion, except with respect to the Minimum Condition.

          (c) The Initial Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that is subject to the conditions set forth in Annex I hereto. As soon as practicable on the date of commencement of the Initial Offer, Buyer (and, to the extent required by law, Parent) shall file with the

     SEC a Tender Offer Statement on Schedule 14D-1 (together with all supplements and amendments thereto, the "Schedule 14D-1" or the "Offer Documents"). The Offer to Purchase shall provide for an initial expiration date of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement, subject to Buyer's right to extend the expiration date of the Offer pursuant to Section 1.1(b).

          (d) Notwithstanding anything herein to the contrary, Buyer may, at its sole option, after the date the Shares of Company Common Stock are purchased by Buyer pursuant to the Initial Offer (the "Purchase Date"), commence a subsequent offer for shares of Company Common Stock pursuant to Rule 14d-11 (which becomes effective as of January 24, 2000) under the Exchange Act for such period as Buyer may determine (the "Subsequent Offer") which Subsequent Offer shall comply in all material respects with the provisions of all applicable United States securities laws.

          (e) The Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) shall comply in all material respects with the provisions of all applicable United States federal securities laws. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, Buyer shall take all steps necessary to cause the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders as and to the extent required by applicable United States federal securities laws. The Company and its counsel, with respect to the Schedule 14D-1 (or any documents to be filed with the SEC pursuant to a Subsequent Offer), shall be given an opportunity to review and comment on such filing and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC.

     Section 1.2. Consent to Offer; Schedule 14D-9. The Company hereby approves of and consents to the Initial Offer and Subsequent Offer and to the inclusion in the Initial Offer and Subsequent Offer and the related documents thereto the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Simultaneously with or as soon as practicable on the day of filing of the Schedule 14D-1 by Buyer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all supplements and amendments thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable United States federal securities laws which shall reflect the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, the Company shall take all steps necessary to cause the Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable United States federal securities laws. Each other party hereto and its respective counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC. The Company shall cooperate with Buyer with respect to the Subsequent Offer, if applicable, and shall provide to Buyer all documentation that Buyer may reasonably request in connection with respect to such Subsequent Offer.

     Section 1.3. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

     Section 1.4. Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, if applicable (the "Certificate of Merger"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of the King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

     Section 1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 1.6. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.6(c) and Dissenting Shares (as defined in Section 1.7), if any) shall be canceled and, subject to Section 1.7, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $7.00 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in
     Section 1.9 (the "Merger Consideration");

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

          (c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with
     Section 1.6(a); and

          (d) Each share of common stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.7. Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted as described in Section 1.6(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in

     Section 1.6(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 1.8. Stock Option Plans. The Company shall take all commercially reasonable efforts necessary to ensure that, pursuant to the Company's 1998 Stock Option and Incentive Plan (the "Company Stock Option Plan"), all outstanding options to acquire Company Common Stock (the "Company Options") granted under the Company Stock Option Plans shall be exercised in full immediately prior to the consummation of the Initial Offer and all Company Options that are not exercised prior to the consummation of the Initial Offer will terminate and expire as of the consummation date of the Initial Offer. In addition, the Company shall, by written notice to each holder of Company Options, offer to pay such holder upon the consummation of the Initial Offer, in exchange for the cancellation of such holder's Company Options (regardless of exercise price) upon the consummation of the Initial Offer, an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the consummation of the Initial Offer (such amount, the "Option Consideration"), and each such Company Option shall thereafter be canceled.

     Section 1.9. Surrender of Shares of Company Common Stock; Stock Transfer Books.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 1.6 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this
     Section 1.9(a). The Paying Agent shall make the payments provided in
     Section 1.6.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.6 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.6.

          (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

          (e) Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Buyer, the Surviving Corporation or the Paying Agent.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

     Section 2.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1. Organization and Standing. Each of the Company and each Subsidiary (as defined below) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent true and complete copies of its certificate of incorporation (including any certificates of designations attached thereto, the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

     Section 3.2. Capitalization. The authorized capital stock of the Company consists of 6,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.0l par value per share (the "Preferred Stock"). As of the date hereof, (i) 3,421,842 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 969,563 Company Options are outstanding pursuant to the Company Stock Option Plan, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 1,000,000 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plan, (iv) no shares of Preferred Stock are issued or outstanding, and (v) 120,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. The Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "Company Disclosure Letter") sets forth a true and complete list of the outstanding Company Options with the exercise price. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. The Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 30% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth in the Company Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     Section 3.3. Authority for Agreement.

          (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) At a meeting duly called and held on December 16, 1999, the Board of Directors of the Company unanimously (i) determined that this Agreement and the Tender Agreements and the Indemnification Agreements and the other transactions contemplated hereby and thereby, including the Initial Offer, the Subsequent Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend acceptance of the Initial Offer, the Subsequent Offer, and, if applicable, approval and adoption of this Agreement and the Merger by the Company Stockholders. The actions taken by the Board of Directors of the Company constitute approval of the Initial Offer, the Subsequent Offer, the Merger, this Agreement and the Tender Agreements and the Indemnification Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that
     Section 203 of the DGCL does not apply to this Agreement, the Tender Agreements, the Indemnification Agreements or the transactions contemplated hereby or thereby. Other than Section 203 of the DGCL, no state antitakeover or similar statute is applicable to Parent or Buyer in connection with the Merger, the Initial Offer, the Subsequent Offer, this Agreement, the Tender Agreements or the Indemnification Agreements or any of the transactions contemplated hereby or thereby.

          (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders in the Initial Offer, the Subsequent Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included in the Company Disclosure Letter.

     Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Initial Offer, the Subsequent Offer and the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries in any case that would be material to the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

     Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) for applicable requirements, if any, required by the Brazilian anti-trust authorities and (iv) for filings contemplated by Sections 1.1, 1.2 and 3.14 hereof.

     Section 3.6. Compliance. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

     Section 3.7. SEC Filings, Financial Statements.

          (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by law in a foreign jurisdiction or with the SEC since April 21, 1998 (the "SEC Reports," and together with the foreign jurisdiction reports and UK Accounts (as hereinafter defined), the "Government Reports"), each of which has complied in

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     all material respects with the applicable requirements of the Securities
     Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant laws of that jurisdiction, each as in effect on the date so filed. None of the Government Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Government Report has been revised or superseded by a later filed Government Report, none of the Government Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, the term "UK Accounts" means the Company's or its Subsidiaries' individual accounts (as that term is used in section 226 of the UK Companies Act of 1985) and cash flow statement for the financial year ended December 31, 1998, the auditor's report on those accounts, the directors' report for that year and the notes to those accounts.

          (b) All of the financial statements included in the Government Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "Company Financial Statements") or with relevant authorities in foreign jurisdictions, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-QSB of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. The value shown in the Government Reports or any financial statement of any real property owned by any foreign Subsidiary of the Company is not greater than the value that would be ascribed to it by customary valuation principles in that jurisdiction.

          (c) Other than as disclosed in the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, none of which are, individually or in the aggregate, reasonably likely to be material to the Company.

          (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date hereof or as disclosed in Section 3.8 of the Company Disclosure Letter since December 31, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in

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

Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

     Section 3.9. Taxes. The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns,
(ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Stockholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     The Company or any Subsidiary is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement or otherwise other than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required to make any payment for goods services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide such goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company or any Subsidiary but not actually income or gains of the Company or any Subsidiary.

     The Company Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1996, (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof and (iii) all correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1996.

     Section 3.10. Assets.

          (a) Except as set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (the "10-K") or in the Company Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 1998 (other than assets disposed of since December 31, 1998 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1998, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. The Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

          (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $50,000 or an aggregate value in excess of $100,000.

          (c) The equipment of the Company and its Subsidiaries is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The equipment of the Company and its Subsidiaries is adequate for the continued conduct of the business of the Company and its Subsidiaries after the Effective Time in substantially the same manner as conducted prior to the Effective Time.

     Section 3.11. Change of Control Agreements. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in the Company Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 3.12. Litigation. Except for such matters disclosed in the Company Disclosure Letter which, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

     Section 3.13. Contracts and Commitments.

          (a) The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $100,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent of $25,000 or more, and (vi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $50,000 (individually, a "Material Contract" and collectively, "Material Contracts"). Prior to the date hereof, the Company has provided to Buyer and Parent true, correct and complete copies of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing):
     (i) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $10,000 and (ii) leases of any real or personal property involving annual rent of $5,000 or more. Except for agreements, arrangements or commitments disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of its Subsidiaries is in default under any such agreement, arrangement or commitment which defaults individually or in the aggregate would reasonably be expected to be material to the Company or any Subsidiary.

          (b) Except as set forth in the Company Disclosure Letter, each of the Company's and its Subsidiaries' current and existing contracts with respect to the provision of equipment or services (a) disclaims all warranties of merchantability and fitness for a particular use, (b) limits the Company's and its Subsidiaries' liability to only amounts paid under such contract and (c) permits the other party to such contract only to recover actual damages and not any special, consequential or punitive damages or lost profits.

     Section 3.14. Information Supplied. None of the information supplied or to be supplied by the Company in writing to Parent specifically for inclusion or incorporation by reference in the Schedule 14D-1 will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer of Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or Subsequent Offer, nor the proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "Stockholder's Meeting") to be called to consider the Merger (the "Proxy Statement") (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement (if applicable) will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in any of the foregoing documents.

     Section 3.15. Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are listed in the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided by the Company to Parent: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) written communications made since January 1, 1998 to employees relating to the Company Benefit Plans and (iv) written descriptions of all non-written agreements relating to the Company Benefit Plans. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such liability or penalty. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Except as set forth in the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the SEC Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. Except as set forth in the Company Disclosure Letter, there are no agreements in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or independent contractor.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.16. Labor and Employment Matters. Except as set forth in the Company Disclosure Letter:

          (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company other than the Company Stock Option Plan.

          (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

          (c) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

          (d) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has failed to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Company has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Company, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (e) The Company and each of its Subsidiaries are in compliance with all United States immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (g) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

          (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

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          (i) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $100,000 in the aggregate and the Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 3.17. Environmental Compliance and Disclosure. Except as set forth in the Company Disclosure Letter:

          (a) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Subsidiary, as applicable, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials;

          (b) Neither the Company nor any Subsidiary has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) No Hazardous Materials have ever been, are being, or are threatened to be spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations.

          (d) Neither the Company nor any Subsidiary has entered into or agreed to, nor does it contemplate entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

          (e) Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

          (f) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no basis for any such notice and, to the knowledge of the Company, none are threatened or foreseen;

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          (g) The Company has heretofore provided Parent with true, correct and complete copies of all files of the Company and each Subsidiary relating to environmental matters (or an opportunity to review such files). Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

          (h) To the Company's knowledge, none of the assets owned by the Company or any Subsidiary or any real property leased by the Company or any Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks.

     As used in this Section 3.17, the term "Environmental Laws" means any and all past, present and future laws (including without limitation statutes, regulations, and common law) of the United States, the United Kingdom, Brazil, Canada, any State, any Province or political subdivision of any of them, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 USC 9601 et seq.), the Clean Air Act (42 USC sec.sec. 7401 et seq.), the Resource Conservation and Recovery Act (42 USC sec.sec. 6901 et seq.), the Clean Water Act (33 USC sec.sec. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. sec.sec. 651 et seq.), the Toxic Substance Control Act (15 USC sec.sec. 2601 et seq.), and the Safe Drinking Water Act (42 USC sec.sec. 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health, or safety, and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

     As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

     Section 3.18. Intellectual Property.

          (a) The Company Disclosure Letter sets forth a true and complete list of all of the following items which the Company and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Company or its Subsidiaries in commerce at any time in the last five years (and for each, the date of first use in commerce and a description of the goods and services in connection with which it has been used), and (iv) all United States and foreign and copyright registrations and applications therefor. The Company Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through (iv) of the previous sentence in which the Company or any of its Subsidiaries own a license (the "Licensed Rights"). Neither the Company nor any Subsidiary has (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, or (iii) any mask works. Prior to the date hereof, the Company has provided Parent with reasonable access to all of the Company's and its Subsidiaries' material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as expressly stated in the Company Disclosure Letter, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to

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     any person or the obligation to grant rights to any person in exchange;
     (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Company, its Subsidiaries and the Company's affiliates as presently conducted. The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and
     (iii) are not the subject(s) of any threatened or proposed Litigation. The business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the knowledge of the Company, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights. There are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

          (b) Each of the Company and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

     Section 3.19. Year 2000 Compliance.

          (a) Except as set forth in the Company Disclosure Letter, the Company has reviewed its operations and the operations of each Subsidiary with a view to assessing whether its business would be adversely effected by not being Year 2000 Compliant (as hereinafter defined) and has taken such actions as it deems necessary or advisable to address Year 2000 Compliance. Except as set forth in the Company Disclosure Letter, all of the product(s) and/or service(s) offered and/or used by the Company or its Subsidiaries, including each item of hardware, software, and firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like, currently or at any time in the past are, as of the date of this Agreement, Year 2000 Compliant.

          (b) Neither the Company nor any of its Subsidiaries is subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of the Company's or any of its Subsidiaries' products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding. The Company and its Subsidiaries are in compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of their products, services and operations. No claim that any of the Company's or any of its Subsidiaries' products or services are not Year 2000 Compliant, including but not limited to product liability claims, has been asserted or threatened, and there is no basis for any such claim or action. The Company and its Subsidiaries have furnished Parent with true, correct and complete copies of any customer agreements or other materials in which the Company or any Subsidiary has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of the Company's or such Subsidiary's products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

          (c) To the knowledge of the Company, all vendors of products or services to the Company and its Subsidiaries, and their respective products, services and operations, are Year 2000 Compliant, and, to the knowledge of the Company, each such vendor will continue to furnish its products or services to the Company and such Subsidiary, without interruption or material delay, on and after January 1, 2000.

          (d) "Year 2000 Compliant" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including but not limited to calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including but not limited to leap year calculations,

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     and (b) neither the performance nor the functionality nor the supply of the products, services, and other item(s) at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including but not limited to calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times, including when used in combination with Year
     2000 Compliant other products, services, or items, (iii) all date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's and its Subsidiaries' supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

     Section 3.20. Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firms would be entitled to any payment relating to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 3.21. Insurance Policies. The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in the Company Disclosure Letter, there are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries.

     Section 3.22. Notes and Accounts Receivable

          (a) Except as disclosed in the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, stockholder or employee of the Company or any Subsidiary ("Affiliate Debt").

          (b) Except as disclosed in the Company Disclosure Letter, all accounts receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

     Section 3.23. Transactions with Affiliates. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other

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"affiliate" or "associate" (as hereinafter defined) of the Company or any
Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest with a value in excess, individually or in the aggregate, of $60,000 in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     Section 3.24. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

     Section 3.25. Company Warrants. Prior to the Purchase Date, all of the Company's outstanding warrants to acquire shares of Company Common Stock shall be cancelled.

     Section 3.26. Stockholders' Rights Agreement. Neither the Company nor any Subsidiary has adopted, or intends to adopt, a Stockholders' Rights Agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

     Section 3.27. Major Suppliers and Customers.

          (a) The Company Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Subsidiaries to whom the Company and the Subsidiaries paid in the aggregate more than $500,000 during the nine month period ended September 30, 1999 and the 12-month period ended December 31, 1998 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Company or any Subsidiary with any Major Supplier. Except as set forth in the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect or indirect financial interest, has any financial interest in any supplier of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

          (b) The Company Disclosure Letter sets forth a list of each customer which accounted for net revenue to the Company and the Subsidiaries in the aggregate of more than $500,000 during the nine month period ended September 30, 1999 and the 12-month period ended December 31, 1998 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of net revenue produced during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will adversely affect the business relationship of the Company or any Subsidiary with any Major Customer. Except as set forth in the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect financial interest, has any financial interest in any

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     customer of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     Section 3.28. Disclosure. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The representations and warranties of the Company contained herein, disregarding all qualifications and exemptions contained therein relating to materiality or a Company Material Adverse Effect, are true and correct with only such exemptions as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Each of Parent and Buyer represents and warrants to the Company as follows:

     Section 4.1. Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate it properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Buyer.

     Section 4.2. Authority for Agreement. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

     Section 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval,

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authorization or permit of, or filing with or notification to, any Governmental
Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act, (iii) for applicable requirements, if any, required by the Brazilian anti-trust authorities, (iv) for filings contemplated by Sections 1.1, 1.2 and 3.14 and
(iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.5. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the
Schedule 14D-9 or the Proxy Statement (if applicable) will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-1, at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer, nor the Proxy Statement (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-1 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any of the foregoing documents.

     Section 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

     Section 4.7. Financing. Parent has sufficient funds available to purchase, or to cause Buyer to purchase, the shares of the Company Common Stock pursuant to the Initial Offer and the Subsequent Offer and the Merger and to pay all of its and Buyer's fees and expenses related to the transactions contemplated by this Agreement.

     Section 4.8. Disclosure. No representation or warranty made by Parent or Buyer in this Agreement or pursuant to the Initial Offer or Subsequent Offer contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1. Conduct of the Business Pending Assumption of Control. From the date hereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the following provisions shall apply:

          (a) The Company covenants and agrees that unless Parent shall otherwise agree in writing, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and

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

     employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has business relations, (iii) the Company and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, (iv) the Company shall make the capital expenditures identified on the Company's 1999 budget included in the Company Disclosure Letter, however, the Company shall not make any expenditures to develop a wide area network and (v) the Company shall make the additional capital expenditures to purchase equipment as set forth in the Company Disclosure Letter.

          (b) The Company covenants and agrees that the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon
     (x) the exercise of Company Options outstanding as of the date of this Agreement, and (y) exercise of warrants outstanding as of the date of this Agreement or (v) take any action that would, or could reasonably be expected to, result in any of the conditions to the Initial Offer set forth in Annex I or any of the conditions set forth in Article VI not being satisfied.

          (c) The Company covenants and agrees that the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;
     (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries (other than loans or advances less than $25,000 made in the ordinary course of business consistent with past practice and loans or advances to its Subsidiary in Australia in connection with the Sydney 2000 Olympic Games which shall in no event exceed $100,000 in the aggregate); (iv) mortgage or pledge any of its assets or properties;
     (v) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (vi) change its accounting policies except as required by GAAP; (vii) make any change in employment terms for any of its directors or officers; (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements; (ix) make any change to the Company Benefit Plans; (x) amend or cancel or agree to the amendment or cancellation of any Material Contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiii) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compensate any tax liability involving amounts in excess of $50,000 in the aggregate; (xiv) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate; or (xv) make any capital expenditures inconsistent with or, not provided for by, the Company's 1999 budget contained in the Company Disclosure Letter or as otherwise expressly provided for in the Company Disclosure Letter.

     Section 5.2. Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries (including, but not limited to, reasonable access to the Company's and its Subsidiaries' leased properties to enable Parent to conduct phase I and II environmental testing on such leased properties), and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request. The Company shall furnish to Parent and Buyer monthly financial and operating data and information within 20 days following the end of each calendar month. Parent will remain subject to the terms of a confidentiality agreement with the Company dated September 28, 1999 (the "Confidentiality Agreement").

          (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Buyer, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

     Section 5.4. Further Assurances.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Initial Offer and the Subsequent Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Initial Offer and the Subsequent Offer and the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all commercially reasonable efforts to take all such action.

          (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or any other transactions contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Tender Agreements, the Indemnification Agreements, the Initial Offer, the Subsequent Offer, the Merger or any other transaction contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements, take all actions necessary to ensure that this Agreement, the Tender Agreements, the Indemnification Agreements, the Initial Offer, the Subsequent Offer, the Merger and any other transactions contemplated by this Agreement or the Tender Agreements or the Indemnification Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender Agreements and the Indemnification Agreements and otherwise to minimize the effect of such statute or regulation on the Merger, the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement and the Tender Agreements and the Indemnification Agreements.

     Section 5.5. Board Recommendations.

          (a) In connection with the Initial Offer, the Subsequent Offer, the Merger and Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to tender their shares of Company Common Stock in the Initial Offer and Subsequent Offer and vote in favor of the Merger and use its reasonable best efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Initial Offer, the Subsequent Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement by the Company Stockholders, and in any event no later than the original termination date of the Initial Offer, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Company Stockholders under applicable Delaware law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such five business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger and the Initial Offer and Subsequent Offer, from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction), except that for purposes of the definition of "Superior Proposal," an "Alternative Transaction" shall mean an Acquisition Proposal by a third party, provided that the reference to "25%" in the definition of "Acquisition Proposal" shall be deemed to be "51%." Notwithstanding any other provision of this Agreement, the Company shall in no way limit or prevent (i) Company Stockholders from tendering shares of Company Common Stock in the Initial Offer or Subsequent Offer or (ii) Buyer from purchasing such shares of Company Common Stock whet her or not the Board of Directors of the Company makes a Subsequent Determination.

          (c) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Initial Offer, the Subsequent Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

     Section 5.6. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement, the Initial Offer, the Subsequent Offer or the Merger; provided, however, that no such settlement shall be agreed to without Parent's consent which consent will not be unreasonably withheld.

     Section 5.7. Indemnification.

          (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six (6) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

          (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

     Section 5.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Initial Offer, the Subsequent Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party.

     Section 5.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the initial termination date of the Initial Offer if, and to the extent that, (A) the Board of Directors of the Company, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or 25% or more of any class of Company capital stock.

     Section 5.10. Company Stockholders' Meeting.

          (a) The Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable following the consummation of the Initial Offer (or, at Buyer's option, the Subsequent Offer, if applicable) for the purpose of voting on the approval and adoption of this Agreement and the Merger, if such meeting is required. The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting, if such meeting is required.

          (b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

     Section 5.11. Proxy Statement.

          (a) If required by applicable Law in connection with the Merger, Parent and the Company will as promptly as practicable following the consummation of the Initial Offer (or, at Buyer's option, the Subsequent Offer, if applicable) jointly prepare, and the Company shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Initial Offer, the Subsequent Offer or the Merger. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon.

          (b) The Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company described in
     Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Initial Offer, the Subsequent Offer, the Merger or this Agreement.

          (c) Notwithstanding the foregoing, if at any time Buyer and/or any direct or indirect subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, Buyer and the Company shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of the Initial Offer or Subsequent Offer, if applicable, and the satisfaction or waiver of the conditions set forth in Article VI without the Stockholders' Meeting in accordance with Section 253 of the DGCL.

     Section 5.12. Stockholder Lists. The Company shall promptly (but in no event later than three (3) business days after the date of this Agreement), or shall cause its transfer agent to promptly, furnish Parent and Buyer with mailing labels containing the names and addresses of all record holders of shares of Company Stock and with security position listings of shares of Company Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Stock. The Company shall furnish Parent and Buyer with such additional information, including, without limitation, updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Buyer or their agents may reasonably request.

     Section 5.13. Shares Held by Company Subsidiaries. The Company agrees to cause each of the Subsidiaries of the Company that owns any shares of Company Stock not to tender any such shares pursuant to the Initial Offer or Subsequent Offer.

     Section 5.14. Directors. Promptly upon the acceptance for payment of, and payment by Buyer for, shares of Company Common Stock pursuant to the Initial Offer, Buyer shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Buyer, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Buyer in the Initial Offer plus the number of shares of Company Stock otherwise owned by Parent, Buyer or any other subsidiary of Parent bears to (ii) the total number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Buyer's designees to be appointed or elected. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (either separately or combined with the Schedule 14D-9), and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Buyer shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to Buyer's designees). In connection with the foregoing, the Company will promptly, at the option of Buyer, use its best efforts to either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Buyer's designee to be elected or appointed to the Board of Directors of the Company as provided above.

     Section 5.15. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Buyer under this Agreement.

     Section 5.16. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the purchase of at least a majority of the outstanding shares of Company Common Stock by Buyer pursuant to the Initial Offer. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

     Section 5.17. Company Options. As promptly as practicable following the date hereof, the Company shall use all commercially reasonable efforts to cause all of the holders of Company Options to agree to the termination and expiration of their Company Options upon consummation of the Initial Offer in exchange for the Option Consideration described in Section 1.8.

     Section 5.18. Financial Statement Tests. The Company shall provide to KPMG Peat Marwick LLP ("Parent's Auditor"), Parent's regular outside accounting firm, reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent's Auditor with all financial, operating and other data and information as Parent's Auditor may reasonably request for the purpose of determining whether the Company is in compliance with the Financial Statement Tests. For purposes of this Agreement, the "Financial Statement Tests" mean (i) that the Company's financial statements included in the Company's quarterly report on form 10-QSB for the quarter ended September 30, 1999 (the "September 10-Q") were prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as permitted by Form 10-QSB or as may be indicated in the notes thereto) and fairly present, subject to normal, recurring audit adjustments, the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the period indicated, (ii) the Stockholders' Equity (as determined consistent with the methodology used in the September 10-Q) as of November 30, 1999 is at least equal to $16,500,000 and (iii) the Current Liabilities and Long Term Liabilities (each as determined consistent with the methodology used in the September 10-Q) as of November 30, 1999 are in the aggregate no greater than $8,660,000; provided, for purposes of (ii) and (iii), the 1999 annual bonuses to be paid to John J. Campion and G. Laurence Anderson by the Company shall not be taken into account when determining Stockholders' Equity, Current Liabilities and Long Term Liabilities.

     Section 5.19. Environmental Compliance. The Company shall use commercially reasonable efforts to develop and implement as promptly as practicable a plan to bring the fuel tanks identified in Section 3.17(a), paragraph 2 of the Company Disclosure Letter into compliance with applicable Environmental Laws. As soon as practicable beginning 15 days after the date hereof, and in any event prior to the Purchase Date, the Company shall take all such action as is necessary to cause the operation of the Company's generator sets in California to be in compliance with applicable Environmental Laws and permits.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Each of the conditions set forth in Annex I shall have been satisfied or waived by Buyer, and Buyer or its permitted assignee shall have purchased the shares of Company Common Stock validly tendered and not withdrawn pursuant to the terms of the Initial Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Buyer if, in breach of this Agreement or the terms of the Initial Offer, Buyer or its permitted assignee fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Initial Offer;

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, if and to the extent required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

          (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

          (e) The offering period with respect to the Subsequent Offer, if applicable, shall have expired.

     Section 6.2. Conditions to Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)(i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;
     (ii) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time; (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iv) the Company shall have delivered to Parent and Buyer a certificate to the effect that each of the conditions specified in (i), (ii) and (iii) above is satisfied in all respects;

          (b) The Company and its Subsidiaries shall have procured all necessary third party consents in connection with the consummation of the Merger; and

          (c) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Initial Offer, Subsequent Offer or the Merger.

     Section 6.3. Conditions to Obligations of the Company to Effect the
Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (b) The representations and warranties of Parent and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (c) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

          (d) Parent and Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

          (a) By mutual written consent of duly authorized representatives of Parent and the Company;

          (b) By any of Parent, Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Initial Offer, the Subsequent Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By any of Parent, Buyer or the Company if the Initial Offer shall have expired or been terminated and Buyer shall not have purchased any shares of Company Common Stock pursuant thereto on or before March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the expiration or termination of the Initial Offer on or before such date;

          (d) By Parent or Buyer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Initial Offer, the Subsequent Offer, the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or
     (iv) shall have resolved to do any of the foregoing;

          (e) By Parent or Buyer, if as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Initial Offer shall have been terminated by Parent or Buyer or expired in accordance with its terms without Buyer (or any permitted assignee) having purchased any shares of Company Common Stock pursuant to the Initial Offer; provided however, that neither Parent nor Buyer shall have the right to terminate this Agreement under this Section 7.1(e) if such party is in material breach of this Agreement;

          (f) By Parent or Buyer, if (i) any of the conditions set forth in
     Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Buyer or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Buyer and the Company shall not have provided reasonable assurance to Parent and Buyer that such breach will be cured in all material respects on or before the Effective Time;

          (g) By the Company, if (i) any of the conditions set forth in Section
     6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Buyer shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time;

          (h) By any of Parent, Buyer or the Company if Buyer shall have terminated the Initial Offer without Parent or Buyer (or the voting trust, if applicable) purchasing any shares of Company Common Stock pursuant thereto;

          (i) By Parent prior to the Purchase Date if Parent determines in its sole discretion that the matters disclosed in the phase I or phase II environmental tests with respect to any property leased by the Company or any Subsidiary would be likely to be material to the Company or any Subsidiary; or

          (j) By Parent if on or prior to the twenty-fifth (25th) business day following the date hereof, in the good faith judgment of Parent's Auditor, the Company does not meet each of the Financial Statement Tests.

     Section 7.2. Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2 and in Section 8.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If (i) Parent or Buyer exercises its right to terminate this Agreement under Section 7.1(d) or (ii) (A) after the date of this Agreement any Acquisition Proposal involving the Company shall have been announced,
     (B) the Initial Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition shall not have been satisfied at the expiration of the Initial Offer and (D) this Agreement or the Offer shall thereafter be terminated, the Company shall pay to Parent upon demand $1.5 million (the "Termination Fee"), payable in same-day funds, as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger and Initial Offer.

          (c) If within one year after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Parent or Buyer, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement or if this Agreement shall have been terminated in accordance with Section 7.1(a) or 7.1(b) or by the Company in accordance with clause (ii) of Section 7.1(g).

          (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     Section 7.3. Amendments. This Agreement may not be amended except by action of the board of directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders (if required), no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof. Following the election or appointment of Buyer's designees pursuant to Section 5.14 and prior to the Effective Time, the affirmative vote of the directors of the Company who are not designees of Buyer shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, or (iii) extend the time for performance of Parent's and Buyer's respective obligations under this Agreement.

     Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may subject to Section 7.3 (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1. No Third Party Beneficiaries. Other than the provisions of Sections 5.6 and 5.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

     Section 8.2. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Buyer of any of its obligations hereunder.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

     Section 8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.10. Non-Survival of Representations and Warranties and Agreements. Except as expressly set forth in the Indemnification Agreements, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.4, 5.6 and 5.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 5.2, 5.6, 5.7 and 7.2 and in Article VIII shall survive the termination of this Agreement indefinitely.

     Section 8.11. Certain Definitions.

          (a) For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          (b) For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, the phrases "to the knowledge of the Company," "known to the Company," and similar formulations shall mean matters within the actual knowledge, after reasonable inquiry, of John J. Campion, G. Laurence Anderson, Stephen R. Bernstein, Jeffrey B. Stone, Pete Wills and Nicholas Storr.

     Section 8.12. Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:


If to Parent or Buyer:                   General Electric Company
                                         4200 Wildwood Parkway
                                         Atlanta, Georgia 30339
                                         Telecopier: (770) 859-7012
                                         Attention: Briggs L. Tobin, Esq.

with a copy to:                          King & Spalding
                                         191 Peachtree Street
                                         Atlanta, Georgia 30303
                                         Telecopier: (404) 572-5100
                                         Attention: C. William Baxley, Esq.
                                         Mark E. Thompson, Esq.


If to the Company:                       Showpower, Inc.
                                         18420 South Santa Fe Avenue
                                         Rancho Dominguez, California 90221
                                         Telecopier: (310) 604-1671
                                         Attention: John J. Campion


with a copy to:                          Baker & Daniels
                                         300 North Meridian Street
                                         Indianapolis, Indiana 46204
                                         Telecopier: (317) 237-1000
                                         Attention: David C. Worrell, Esq.

     IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SHOWPOWER, INC.

                                          By:      /s/ JOHN J. CAMPION
                                            ------------------------------------
                                                   Name: John J. Campion
                                                         Title: CEO

                                          GE ENERGY SERVICES, INC.

                                          By:      /s/ MARTIN A. MOORE
                                            ------------------------------------
                                                   Name: Martin A. Moore
                                            Title: President -- GE Energy Rental

                                          EMMY ACQUISITION CORP.

                                          By:      /s/ MARTIN A. MOORE
                                            ------------------------------------
                                                   Name: Martin A. Moore
                                            Title: President -- GE Energy Rental

                                    ANNEX I

                        CONDITIONS OF THE INITIAL OFFER

     Notwithstanding any other provision of the Initial Offer or the Agreement, and in addition to and not in limitation of Buyer's rights to extend or amend the Initial Offer at any time, in its sole discretion (subject to the Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, pay for any shares of Company Common Stock, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Agreement) terminate the Initial Offer, if
(a) the shares of Company Common Stock tendered pursuant to the Initial Offer by the expiration of the Initial Offer and not withdrawn, together with the shares of Company Stock owned by Buyer represent, on a fully diluted basis, less than a majority of the outstanding voting power of the Company Stock (the "Minimum Condition"), (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Agreement shall not have expired or been terminated, if applicable, or any other regulatory approvals required under applicable Law have not been obtained, which if not obtained would prevent the consummation of the Initial Offer, (c) Baker & Daniels, legal counsel for the Company, does not deliver an opinion substantially in the form of Exhibit A hereto, or (d) at any time after the date of this Agreement and prior to the acceptance for payment of the shares of Company Common Stock, any of the following conditions exist:

          (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Buyer, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Initial Offer, the acceptance for payment of or payment for some of or all the shares of Company Common Stock by Buyer or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Initial Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Buyer or any of its affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock acquired or owned by Buyer or any of its affiliates on all matters properly presented to the Company Stockholders, (D) seeking to require divestiture by Buyer or any of its affiliates of the shares of Company Common Stock, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Initial Offer, the acceptance for payment of or payment for any shares of Company Common Stock or the Merger, by any Governmental Entity that, in the reasonable judgment of Buyer, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

          (iii) there shall have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

          (iv) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (B) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of twenty-five percent (25%), measured from the date of the Agreement, (C) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United

     States, (D) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or (E) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof;

          (v) (A) the representations and warranties of the Company in the Agreement that are qualified by materiality shall not be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (B) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall not be true and correct in all material respects as of the date of the Agreement and as of the Effective Time; (C) the Company shall not have performed in all material respects all obligations required to be performed by it under the Agreement; (D) the directors of the Company's Subsidiaries shall have resigned and appointed nominees to fill their vacancies as provided in
     Section 5.16; and (E) an officer of the Company shall not have delivered to Parent and Buyer a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

          (vi) the Company and its Subsidiaries shall not have procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by the Company required in connection with the execution and delivery of the Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          (vii) the Agreement shall have been terminated in accordance with its terms; or

          (viii) the Company and its Subsidiaries shall not have provided Buyer and Parent with reasonable access for at least twenty (20) business days to its leased properties to enable Buyer and Parent to conduct phase I and phase II environmental testing, which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or omission by Buyer) or may be waived by Buyer in whole or in part at any time and from time to time, in its sole discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Initial Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall be returned forthwith.

                                                                       EXHIBIT A
The opinions to be delivered on behalf of the Company will be to the following effect, with only such assumptions and qualifications as are reasonably satisfactory to Buyer and Parent:

          1. Each of the Company and each Subsidiary organized in the United States (a "U.S. Subsidiary") (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full power and authority as a corporation or limited liability company, as applicable, and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          2. The Company has all necessary power and authority to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the Offer, the Merger and the other transactions contemplated by the Agreement.

          3. The execution, delivery and performance by the Company of the Agreement, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by the Agreement, have been duly authorized by all necessary corporate action, (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the Offer, the Merger or the other transactions contemplated by the Agreement. The Company has duly and validly executed and delivered the Agreement.

          4. The Agreement and the transactions contemplated thereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and moratorium laws, and general principles of equity.

          5. The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement by the Company and the consummation of the Offer and the Merger and the other transactions contemplated by the Agreement will not (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws equivalent organizational documents of any of its U.S. Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its U.S. Subsidiaries by which any property or asset of the Company or any of its U.S. Subsidiaries is bound or affected or (iii) to the knowledge of such counsel, except as set forth in the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its U.S. Subsidiaries in any case that would be material to the Company or any U.S. Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract to which the Company or any of its U.S. Subsidiaries is a party or by which the Company or any of its U.S. Subsidiaries or any property or asset of any of them is bound or affected.

          6. The Company's authorized capitalization consists of 6,500,000 shares of common stock and 1,000,000 shares of preferred stock. To the knowledge of such counsel, except as disclosed in the Company Disclosure Letter, there are no rights of first refusal, preemptive rights or other rights, options, calls, warrants or other securities with rights outstanding which are convertible into, exercisable for, or convertible into, exercisable for, or related to any shares of capital stock of the Company or any U.S. Subsidiary or other agreement either directly or indirectly for the purchase or acquisition from the Company or any U.S. Subsidiary of any shares of its capital stock.

                                                                      APPENDIX B

                                    FORM OF
                                TENDER AGREEMENT

     THIS TENDER AGREEMENT (this "Agreement") dated as of December 17, 1999 is entered into by and among GE Energy Services, Inc., a Delaware corporation ("Parent"), Emmy Acquisition Corp., a Delaware corporation and wholly owned
subsidiary of Parent ("Buyer"), and           , in his capacity as a stockholder
of the Company and a resident of the State of           ("Securityholder"), with
respect to certain equity securities owned by Securityholder of Showpower, Inc., a Delaware corporation (the "Company"), and, for purposes of Section 1.7 hereof, the Company.

                                  WITNESSETH:

     WHEREAS, Parent, Buyer and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof pursuant to which Buyer has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law of the State of Delaware;

     WHEREAS, as of the date hereof, Securityholder beneficially owns and has the power to vote certain shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock"); and

     WHEREAS, in consideration of Buyer's and Parent's agreements herein and in the Merger Agreement, Securityholder has agreed to cooperate with Buyer and Parent with respect to the acquisition of the Company by Parent and Buyer upon the terms and subject to the conditions set forth in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Certain Covenants.

             1.1 Lock-Up. Securityholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by Parent in its sole discretion, Securityholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit its right to vote in any manner any of the Securities (as hereinafter defined), or agree to do any of the foregoing, and (b) Securityholder will not take any action which would have the effect of preventing or disabling Securityholder from performing its obligations under this Agreement.

             1.2 No Solicitation. During the term of this Agreement, neither Securityholder nor any person acting as an agent of Securityholder or otherwise on Securityholder's behalf shall, directly or indirectly, solicit, encourage or initiate negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning any sale, transfer, pledge or other disposition or conversion of the Securities. Securityholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Securityholder will notify Buyer immediately if any party contacts Securityholder following the date hereof (other than Buyer or an affiliate or associate of Buyer) concerning any sale, transfer, pledge or other disposition or conversion of the Securities.

             1.3 Voting Agreement.

                (a) Securityholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Buyer, during the term of this Agreement, as proxy for Securityholder to vote (or refrain from voting) in any manner as Buyer, in its sole discretion, may see fit, all of the Securities of Securityholder for Securityholder and in Securityholder's name, place and stead, at any annual, special or other meeting or action of the securityholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of securityholders of the Company, in lieu of a meeting or otherwise, with respect to (i) the adoption and approval of the Merger Agreement, (ii) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Acquisition Proposal (as defined in the Merger Agreement), and (iii) any sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger). The parties acknowledge and agree that neither Buyer, nor Buyer's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to Securityholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Buyer of the Securities subject to the irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the securityholders of the Company.

                (b) Notwithstanding the foregoing grant to Buyer of the irrevocable proxy, in the event Buyer elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Securityholder agrees to vote all of the Securities during the term of this Agreement (i) if the issue on which Securityholder is requested to vote is a proposal to approve the Merger, Securityholder agrees to vote in favor of or give its consent to, as applicable, such transaction or (ii) otherwise in the manner directed by Buyer at any annual, special or other meeting or action of securityholders of the Company, in lieu of a meeting or otherwise with respect to any issue brought before the securityholders of the Company.

             1.4 Tender of Securities.

                (a) Securityholder agrees to tender, and not withdraw, the Securities owned by Securityholder to Buyer in the Initial Offer (as defined in the Merger Agreement), and in any event no later than 10 business days following the commencement of the Initial Offer.

                (b) Buyer shall withhold 10% of Securityholder's gross aggregate Offer Price (as defined in the Merger Agreement) received in the Initial Offer for the Securities (which amount is equal to
           $          at a $7 per share Offer Price) and place such amount into
           an escrow account (the "Indemnification Escrow") pursuant to the terms of an escrow agreement in substantially the form of Exhibit A hereto (the "Escrow Agreement"). The funds in the Indemnification Escrow shall secure the indemnification obligations of Securityholder and shall be distributed to Securityholder on the first anniversary of the Closing, subject to claims made in accordance with the Indemnification Agreement (as defined in the Merger Agreement).

             1.5 Public Announcement. Securityholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Buyer, except as may be required by law.

             1.6 Stop Transfer Instruction. Promptly following the date hereof, Securityholder and Buyer shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of in any manner without the prior written consent of Buyer or except in accordance with the terms and conditions of this Agreement.

             1.7 Debt to the Company. Pursuant to the terms of Securityholder's note payable to the Company and related pledge agreement (collectively, the "Loan Agreement"), the Company hereby consents to Securityholder entering into this Agreement and agreeing to tender the Securities in the Initial Offer.

          2. Representation and Warranties.

             2.1 Representations and Warranties of Buyer and Parent. Buyer and Parent, hereby jointly and severally, represent and warrant to Securityholder, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

                (a) Authorization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of Buyer and Parent has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

             2.2 Representations and Warranties of
        Securityholder. Securityholder hereby represents and warrants to Buyer and Parent, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

                (a) Ownership.  Securityholder is the sole record and beneficial
           owner of, and has good and marketable title to,                shares
           of Company Common Stock (collectively, the "Securities"), in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, except for any security interest securing the obligations under the Loan Agreement.

                (b) Authorization. Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Securities owned by Securityholder with no restrictions on its voting rights or rights of disposition pertaining thereto. Securityholder has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Securityholder, enforceable against Securityholder in accordance with its terms.

                (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Securityholder. No proceedings are pending which, if adversely determined, will have a material adverse effect on any of the Securities. Securityholder has not previously assigned or sold any of the Securities to any third party.

                (d) Securityholder Has Adequate Information. Securityholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon Buyer or Parent and based on such information as Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Securityholder acknowledges that neither Buyer nor Parent has made and neither make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Securityholder acknowledges that the agreements contained herein with respect to the Securities by Securityholder are irrevocable, and that Securityholder shall have no recourse to the Securities or Buyer or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, and pursuant to indemnities contained herein.

                (e) Buyer's Excluded Information. Securityholder acknowledges and confirms that (a) Buyer or Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Securityholder and which may be material to Securityholder's decision to sell the Securities ("Buyer's Excluded Information"), (b) Securityholder has requested not to receive Buyer's Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Buyer's Excluded Information, and (c) Buyer and Parent shall have no liability or obligation to Securityholder, in connection with, and Securityholder hereby waives and releases Buyer and Parent from, any claims which Securityholder or its successors and assigns may have against Buyer or Parent (whether pursuant to applicable securities laws or otherwise) with respect to, the non-disclosure of Buyer's Excluded Information; provided, however, nothing contained in this Section 2.2(e) shall limit Securityholder's right to rely upon the express representations and warranties made by Buyer and Parent in this Agreement, or Securityholder's remedies in respect of breaches of any such representations and warranties.

                (f) No Setoff. Securityholder has no liability or obligation related to or in connection with the Securities other than the obligations to Buyer and Parent as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

          3. Survival of Representations and Warranties. The respective representations and warranties of Securityholder, Parent and Buyer contained herein or in any certificates or other documents delivered in connection herewith shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

          4. Specific Performance. Securityholder acknowledges that Buyer and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Buyer and Parent upon the breach by Securityholder of such covenants and agreements, Buyer and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

          5. Miscellaneous.

             5.1 Term. This agreement shall terminate upon the termination of the Merger Agreement.

             5.2 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

             5.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

             5.4 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

             5.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

             5.6 Assignment. This Agreement may not be transferred or assigned by Securityholder but may be assigned by Buyer to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

             5.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same Agreement.

             5.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):


If to Parent or Buyer:                   General Electric Company
                                         4200 Wildwood Parkway
                                         Atlanta, Georgia 30339
                                         Attention: Briggs L. Tobin, Esq.
                                         Telecopy: (770) 859-7012


with a copy to:                          King & Spalding
                                         191 Peachtree Street
                                         Atlanta, Georgia 30303-1763
                                         Attention: C. William Baxley, Esq.
                                                Mark E. Thompson, Esq.
                                         Telecopy: (404) 572-5100


If to Securityholder:
                                         Telecopy:

             5.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

             5.10 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             5.11 Further Assurances. From time to time at or after the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, at Buyer's request and without further consideration, Securityholder shall execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

     IN WITNESS WHEREOF, Buyer, Parent, Securityholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

                                          EMMY ACQUISITION CORP.

                                          By:
                                          --------------------------------------
                                                           Name:
                                                           Title:

                                          GE ENERGY SERVICES, INC.

                                          By:
                                          --------------------------------------
                                                           Name:
                                                           Title:

                                          --------------------------------------
                                          Securityholder

                                          SHOWPOWER, INC.,
                                          for purposes of Section 1.7 only

                                          By:
                                          --------------------------------------
                                                           Name:
                                                           Title:

                                                                       EXHIBIT A
                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement"), dated as of                ,
2000, is entered into by and among GE Energy Services, Inc., a Delaware corporation ("Parent"), Emmy Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Buyer"), and G. Lawrence Anderson and John
J. Campion, in their capacity as the stockholder representatives (the "Stockholder Representatives") of the stockholders identified on Schedule I hereto (the "Securityholders") of Showpower, Inc., a Delaware corporation (the
"Company"), and                , a                banking corporation, as escrow
agent (the "Escrow Agent"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Indemnification Agreements (as hereinafter defined).

                                  WITNESSETH:

     WHEREAS, Parent, Buyer and the Company have entered into an Agreement and
Plan of Merger (the "Merger Agreement") dated as of December   , 1999 pursuant
to which Buyer has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law of the State of Delaware;

     WHEREAS, as of the date hereof, Stockholder Representatives are the representatives of the Securityholders who beneficially own and have the power
to vote in the aggregate                shares of the common stock, par value
$.01 per share, of the Company (the "Company Common Stock") as set forth on
Schedule I hereto;

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Parent, Buyer, the Stockholder Representatives and each of the Securityholders have entered into agreements, dated as of the date hereof (the "Indemnification Agreements"), pursuant to which, among other things, each Securityholder has irrevocably appointed the Stockholder Representatives as their agent and attorney-in-fact and has agreed to indemnify Parent and Buyer for breaches of representations, warranties and covenants contained in the Merger Agreement, subject to the terms and conditions contained in the Indemnification Agreement;

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Parent, Buyer, the Company and each of the Securityholders have entered into agreements, dated as of the date hereof (the "Tender Agreements"), pursuant to which, among other things, each Securityholder has agreed to tender his shares of Company Common Stock in the Initial Offer (as defined in the Merge Agreement);

     WHEREAS, Section 1.4(b) of the Tender Agreements provides for Buyer to withhold from the Offer Price (as defined in Section 1.1(a) of the Merger Agreement) payable to the Securityholders and deliver to the Escrow Agent in the aggregate (the "Indemnification Escrow Fund") (each Securityholder's portion of such Indemnification Escrow Fund is identified on
Schedule I hereto) on the date the shares of Company Common Stock are purchased by Buyer pursuant to the Initial Offer (the "Purchase Date"); and

     WHEREAS, Parent, Buyer and each Securityholder intend for the Indemnification Escrow Fund to secure the indemnification obligations of such Securityholder under Section 3 of the Indemnification Agreements and to be held by the Escrow Agent in accordance with the provisions of this Agreement;

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Appointment of the Escrow Agent. Parent, Buyer and each Securityholder hereby appoint and designate the Escrow Agent as escrow agent to receive, hold and disburse the Indemnification Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to receive, hold and disburse the Indemnification Escrow Fund and any income, interest or other amounts received thereon in accordance with the terms of this Agreement.

          2. The Indemnification Escrow Fund.

             2.1 Receipt of the Indemnification Escrow Fund. The Escrow Agent hereby acknowledges receipt of the Indemnification Escrow Fund.

             2.2 Investment of the Indemnification Escrow Fund. The Escrow Agent shall invest the Indemnification Escrow Fund as instructed by the Stockholder Representatives in (i) savings accounts with, repurchase agreements, or certificates of deposit issued by, federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities, (ii) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (iii) commercial paper rated in the highest grade by a nationally recognized credit rating agency or (iv) the [TREASURY OBLIGATIONS MONEY MARKET FUND] (as long as such money market fund is rated AAA by a nationally recognized credit rating agency), with the income from such invested cash being held by the Escrow Agent as part of the Indemnification Escrow Fund. The parties hereto agree that the income from such invested cash shall be recognized as income by each Securityholder for federal, state and local tax purposes.

             2.3 Disbursement of the Indemnification Escrow Fund. The Indemnification Escrow Fund shall secure each Securityholder's obligations with respect to a claim by a Buyer Indemnitee (as defined in Section 3.1 of the Indemnification Agreements) for indemnification from each Securityholder (an "Indemnity Claim") pursuant to the indemnification obligations set forth in Section 3 of the Indemnification Agreements.

                (i) The Escrow Agent shall disburse to any Buyer Indemnitee an amount equal to that Buyer Indemnitee's Indemnity Claim promptly following receipt of (A) the written consent or agreement of Parent and the Stockholder Representatives to the payment of such Indemnity Claim, specifying the amount thereof, or (B) a final decision, order, judgment or decree of an arbitrator or court having jurisdiction which is either not subject to appeal or as to which notice of appeal has not been timely filed or served (a "Final Decision") with respect to such Indemnity Claim, specifying the amount thereof.

                (ii) On the first anniversary of the Closing (as defined in Section 1.4 of the Merger Agreement), the Escrow Agent shall, subject to the disbursement of the Indemnification Escrow Fund pursuant to
           Section 2.3(i) of this Agreement, disburse to the Stockholder Representatives, or in the manner directed by the Stockholder Representatives, the remaining balance of the Indemnification Escrow Fund, less the amount of any unresolved Indemnity Claims of which the Escrow Agent has received notice.

          All disbursements from the Indemnification Escrow Fund shall be made by wire transfer of cash in immediately available funds to the person entitled thereto.

             2.4 Stockholder Representatives. Escrow Agent shall be able to rely conclusively, without inquiry or liability, on the instructions, agreements and decisions of the Stockholder Representatives, acting jointly, with respect to all actions or matters permitted to be taken by the Stockholder Representatives hereunder or under the Indemnification Agreements, and no party shall have any cause of action against Escrow Agent for any action taken by Escrow Agent in reliance upon the agreements, instructions or decisions of the Stockholder Representatives acting jointly. All actions, agreements, decisions and instructions of the Stockholder Representatives shall be conclusive and binding upon each Securityholder.

          3. Termination of the Indemnification Escrow Fund. The escrow provided for hereunder shall terminate upon the disbursement of the Indemnification Escrow Fund pursuant to Section 2.3(ii) of this Agreement.

          4. Covenants of the Escrow Agent. The Escrow Agent hereby agrees and covenants to Parent, Buyer, the Stockholder Representatives and each Securityholder as follows:

                (a) The Escrow Agent agrees to perform all of its obligations under this Agreement and not to deliver custody or possession of any of the Indemnification Escrow Fund to anyone except pursuant to the express terms of this Agreement.

                (b) The Escrow Agent agrees to send, within three (3) business days after receipt of a written notice from any party hereto, one copy of such written notice to all other parties hereto.

          5. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days' prior written notice to Parent and the Stockholder Representatives or may be removed, with or without cause, by Parent at any time by the giving of thirty (30) days' prior written notice to the Escrow Agent.

          Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Parent and the Stockholder Representatives shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

          6. Liability of the Escrow Agent. The Escrow Agent shall have no liability or obligation with respect to the Indemnification Escrow Fund except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of this Agreement, the Merger Agreement or the Indemnification Agreements or seek the assistance of a court of competent jurisdiction, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel or such court. Provided that the Escrow Agent shall be in compliance with its duties hereunder, Parent and each Securityholder hereby jointly agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursement, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as escrow agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof of the cash deposited hereunder.

          7. Compensation of the Escrow Agent. Parent shall compensate the Escrow Agent for performing its duties hereunder in accordance with
     Schedule II attached hereto.

          8. Miscellaneous.

             8.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

             8.2 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

             8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             8.4 Waiver. Any party hereto may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject. No waiver of any provision of this Agreement, however, shall constitute a waiver of any other provision (whether similar or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

             8.5 Time of the Essence. Time is of the essence with respect to all provisions of this Agreement.

             8.6 Assignment. This Agreement may not be transferred or assigned by any Securityholder but may be assigned by Parent or Buyer to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

             8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

             8.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):


If to Parent or Buyer:                   General Electric Company
                                         4200 Wildwood Parkway
                                         Atlanta, Georgia 30339
                                         Attention: Briggs L. Tobin, Esq.
                                         Telecopy: (770) 859-7012


with a copy to:                          King & Spalding
                                         191 Peachtree Street
                                         Atlanta, Georgia 30303-1763
                                         Attention: C. William Baxley, Esq.
                                               Mark E. Thompson, Esq.
                                         Telecopy: (404) 572-5146

If to Stockholder Representatives:       Showpower, Inc.
                                         18420 South Sante Fe Avenue
                                         Rancho Dominguez, California 90221
                                         Attention: G. Lawrence Anderson
                                                John J. Campion
                                         Telecopy: (310) 604-1671


with a copy to:                          Baker & Daniels
                                         300 North Meridian Street
                                         Indianapolis, Indiana 46204
                                         Attention: David C. Worrell, Esq.
                                         Telecopy: (317) 237-1000


If to the Escrow Agent:
                                         Attention:
                                         Telecopy:

             8.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

             8.10 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             8.11 Further Assurances. From time to time at or after the Purchase Date, at Parent's or Buyer's request and without further consideration, the Stockholder Representatives shall execute and deliver to Parent or Buyer such documents and take such action as Parent or Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Buyer, Parent, the Stockholder Representatives and the Escrow Agent have caused this Agreement to be duly executed as of the day and year first above written.

                                          EMMY ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                          GE ENERGY SERVICES, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                          STOCKHOLDER REPRESENTATIVE,
                                          on behalf of the Securityholders
                                          identified on Schedule I hereto

                                          --------------------------------------
                                                   G. Lawrence Anderson

                                          STOCKHOLDER REPRESENTATIVE,
                                          on behalf of the Securityholders
                                          identified on Schedule I hereto

                                          --------------------------------------
                                                     John J. Campion

                                          [ESCROW AGENT]

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                                                      SCHEDULE I
                                SECURITYHOLDERS

                       SECURITYHOLDER                         NUMBER OF SHARES   PORTION OF ESCROW
                       --------------                         ----------------   -----------------
John J. Campion and Esther Ash..............................      209,184           $146,428.80
G. Laurence and Thressa Anderson............................      104,012           $ 72,808.40
Stephen R. Bernstein........................................      113,670           $ 79,569.00
Jeffrey B. Stone............................................      359,828           $251,879.60
Joseph A. Ades..............................................      148,633           $104,043.10
Robert E. Masterson.........................................      244,329           $171,030.30
David C. and Annika Bernstein...............................      180,093           $126,065.10
Vincent A. Carrino..........................................       55,132           $ 38,592.40
Eric C. Jackson.............................................       75,493           $ 52,845.10

                                                                     SCHEDULE II

                        COMPENSATION OF THE ESCROW AGENT

Escrow Agent's Fee:[$                    ]

     The Escrow Agent's fee for the term of this Escrow Agreement is due at signing.

     Out of pocket expenses such as, but not limited to, postage, courier, insurance, overnight mail, long distance telephone, stationery, travel, legal or accounting, etc., will be billed at cost.

     These fees do not include extraordinary services which will be priced according to time and scope of duties.

     It is acknowledged that the schedule of fees shown above is acceptable for the services mutually agreed upon and the undersigned authorizes to perform these services.

     All escrow agent fees and expense reimbursements shall be paid by
               .

                                                                      APPENDIX C

                       FORM OF INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (this "Agreement") dated as of December 17, 1999 is entered into by and among GE Energy Services, Inc., a Delaware corporation ("Parent"), Emmy Acquisition Corp., a Delaware corporation and
wholly owned subsidiary of Parent ("Buyer"), and                , in his
capacity as a stockholder of the Company and a resident of the State of
               ("Securityholder"), with respect to certain equity securities owned by Securityholder of Showpower, Inc., a Delaware corporation (the "Company"), and for purposes of Section 3.5 hereof, G. Laurence Anderson and John J. Campion (the "Stockholders' Agents").

                                  WITNESSETH:

     WHEREAS, Parent, Buyer and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof pursuant to which Buyer has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law of the State of Delaware;

     WHEREAS, as of the date hereof, Securityholder beneficially owns and has the power to vote certain shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock");

     WHEREAS, each of Securityholder and certain other stockholders of the Company entered into tender agreements (the "Tender Agreements") with Parent, Buyer and the Company dated as of the date hereof pursuant to which such stockholders agreed to tender their shares of common stock of the Company to Buyer in the Initial Offer (as defined in the Merger Agreement) and place a portion of the proceeds received by such stockholders from the Initial Offer into an escrow account to secure their indemnification obligations pursuant to this Agreement; and

     WHEREAS, in consideration of Buyer's and Parent's agreements herein and in the Merger Agreement, Securityholder has agreed to cooperate with Buyer and Parent with respect to the acquisition of the Company by Parent and Buyer upon the terms and subject to the conditions set forth in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Representation and Warranties.

             1.1 Representations and Warranties of Buyer and Parent. Buyer and Parent, hereby jointly and severally, represent and warrant to Securityholder, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

                (a) Authorization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of Buyer and Parent has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

             1.2 Representations and Warranties of
        Securityholder. Securityholder hereby represents and warrants to Buyer and Parent, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

                (a) Ownership.  Securityholder is the sole record and beneficial
           owner of, and has good and marketable title to,           shares of
           Company Common Stock (collectively, the "Securities"), in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, except for the security interest securing the obligations under Securityholder's note payable to the Company.

                (b) Authorization. Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Securities owned by Securityholder with no restrictions on its voting rights or rights of disposition pertaining thereto. Securityholder has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Securityholder, enforceable against Securityholder in accordance with its terms.

                (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Securityholder. No proceedings are pending which, if adversely determined, will have a material adverse effect on any of the Securities. Securityholder has not previously assigned or sold any of the Securities to any third party. (d) No
           Setoff. Securityholder has no liability or obligation related to or in connection with the Securities other than the obligations to Buyer and Parent as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

                (g) Company Representations and Warranties. The representations and warranties of the Company contained in Article III of the Merger Agreement are hereby incorporated into this Agreement in their entirety as representations and warranties of Securityholder and, notwithstanding anything contained in the Merger Agreement to the contrary, such representations and warranties shall survive for purposes of this Agreement for the periods described in Article 3 of this Agreement.

          2. Survival of Representations and Warranties. The respective representations and warranties of Securityholder, Parent and Buyer contained herein or incorporated herein by reference or in any certificates or other documents delivered in connection herewith shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein or incorporated herein by reference shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof. Notwithstanding the foregoing, the representations and warranties of the Company contained in
     Article III of the Merger Agreement or incorporated herein by reference shall survive for a period of twelve months following the Closing (as defined in the Merger Agreement).

          3. Indemnification.

             3.1 Indemnification by Securityholder.

                (a) Indemnity. Securityholder shall defend and indemnify Buyer, Parent and the Company and their agents, affiliates, subsidiaries, controlling persons, officers, directors, and employees (collectively, the "Buyer Indemnitees"), and hold the Buyer Indemnitees wholly harmless from and against, any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) which the Company or any Buyer Indemnitee incurs as a result of, or with respect to, any third party claims made against the Company or any Buyer Indemnitee and arising out of or based upon or relating to (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Securityholder or the Company contained in this Agreement (including the representations and warranties incorporated herein by reference pursuant to Section 2.2(g)), the Merger Agreement or contained in any certificate, instrument, agreement or document of Securityholder or the Company delivered to Buyer or Parent in connection with the consummation of the transactions contemplated hereunder or thereunder and (ii) any of the matters contained in the Company Disclosure Letter with respect to the representations and warranties contained in Sections 3.9, 3.15, 3.16, 3.17 and 3.18 of the Merger Agreement which are incorporated by reference herein (collectively "Losses"). For purposes of this Agreement, third party claims shall exclude any claim brought by or on behalf of any wholly-owned subsidiary of Parent, unless such third party claim arises out of or is related to actions or events affecting such subsidiary which occurred on or prior to the date hereof.

                (b) Claims. In the event that any Buyer Indemnitee shall receive written notice of any claim or proceeding against such Buyer Indemnitee that, if successful, might result in a claim under this
           Section 3.1, such Buyer Indemnitee shall give Securityholder prompt written notice of such claim or proceeding and shall permit Securityholder to participate in the defense of such claim or proceeding by counsel of Securityholder's own choosing and at the expense of Securityholder. In addition, upon written request of such Buyer Indemnitee, Securityholder shall assume the carriage of the defense of any such claim or proceeding.

                (c) Right to Indemnification. In no event shall Securityholder's right to receive indemnification pursuant to Section
           5.7 of the Merger Agreement affect or in any way limit
           Securityholder's obligation to indemnify the Buyer Indemnitees hereunder.

             3.2 Specific Performance. Securityholder acknowledges that Buyer and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Buyer and Parent upon the breach by Securityholder of such covenants and agreements, Buyer and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

             3.3 Exclusive Remedy. From and after the Effective Date (as defined in Merger Agreement), recourse of any Buyer Indemnitee to the aggregate amount of the property held in the Indemnification Escrow (as defined in the Tender Agreements) pursuant to each of the Tender Agreements shall be the sole and exclusive remedy of the Buyer Indemnitees for monetary damages for any claim for indemnification under this Article 3, other than with respect to claims made by a Buyer Indemnitee against Securityholder for fraud, bad faith or willful misconduct.

             3.4 Defense of Third Party Claims. Securityholder may participate in (but not control) the defense and Buyer Indemnitee will have the sole right to control the defense of third party claims made pursuant to
        Article 3 by using counsel selected by Buyer Indemnitee. Buyer Indemnitee shall have the sole right to make any significant decisions with respect to the defense of such claim, except as to the settlement or compromise of such claim which Buyer Indemnitee shall have the right to settle, adjust or compromise with the consent of Securityholder; provided, however, that such consent may not be unreasonably withheld. Securityholder shall make available to Buyer Indemnitee any documents and materials in his or its possession or control that may be necessary to the defense of, and shall otherwise cooperate with Buyer Indemnitee in the defense of, such claim or legal proceeding.

             3.5 Stockholders' Agents.

                (a) Appointment. In order to efficiently administer, among other matters, the defense and/or settlement of any claims for which Securityholder may be required to indemnify the Buyer Indemnitees pursuant to Section 3.1, Securityholder hereby irrevocably designates and appoints G. Laurence Anderson and John J. Campion, as the lawful agent and attorney-in-fact

           (the "Stockholders' Agents") with full powers of substitution to act in the name, place and stead of Securityholder with respect to the authority provided in paragraph (b) below. Securityholder hereby ratifies and confirms all that the Stockholders' Agents shall do or cause to be done by virtue of his appointment as a Stockholders' Representative and Jeffrey B. Stone and John J. Campion hereby accept such designation and appointment.

                (b) Authority. The Stockholders' Agents, acting jointly, are empowered and authorized, acting specifically and not generally on behalf of Securityholder (i) to take all action necessary in connection with the defense and/or settlement of any claims for which the Securityholder may be required to indemnify the Buyer Indemnitees pursuant to Section 3.1; (ii) to execute and deliver the Escrow Agreement (as defined in the Tender Agreements); (iii) to give and receive all notices required to be given under the Escrow Agreement;
           (iv) to receive, hold and distribute to the Securityholder hereto any moneys received as a distribution pursuant to the Escrow Agreement or any other sums received by the Stockholders' Agents in such capacity, and to retain same or a portion thereof as a reserve for expenses (inclusive without limitation of the expenses referred to in paragraph (f) below) or for other possible payments or liabilities, all as determined in the sole discretion of the Stockholders' Agents with such retained or reserved amounts to be distributed upon or after the payment of such expenses, making such payments or discharge of such liabilities; (vi) to employ such legal counsel and other representatives as the Stockholders' Agents shall select from time to time; and (vii) to take any and all additional action as is contemplated or permitted to be taken by or on behalf of the Securityholder as the Stockholders' Agents deem necessary or appropriate by the terms of this Agreement and the Escrow Agreement.

                (c) Successor. In the event that one of the Stockholders' Agents dies, becomes unable to perform his responsibilities hereunder or resigns, Stephen R. Bernstein is hereby appointed and constituted as one of the Stockholders' Agents, and he shall become and be deemed one of the Stockholders' Agents.

                (d) Decisions Binding. All decisions and actions, taken jointly, by the Stockholders' Agents, whatsoever shall be binding upon Securityholder, and Securityholder shall not have the right to object, dissent, protest or otherwise contest the same.

                (e) Further Agreements. By execution of this Agreement, Securityholder agrees that:

                    (i) The appointment of the Stockholders' Agents shall be
               deemed coupled with an interest and shall be irrevocable and the Buyer Indemnitees and the escrow agent under the Escrow Agreement shall be able to rely conclusively, without inquiry or liability, on the instructions, agreements and decisions of the Stockholders' Agents, acting jointly, as to the settlement of any claims for indemnification pursuant to Section 3.1 or any other actions required or permitted to be taken by the Stockholders' Agents hereunder or under the Escrow Agreement, and no party hereunder shall have any cause of action against the Buyer Indemnitees for any action taken by the Buyer Indemnitees in reliance upon the agreements, instructions or decisions of the Stockholders' Agents, acting jointly;

                    (ii) all actions, agreements, decisions and instructions of the Securityholders' Agents shall be conclusive and binding upon Securityholder and Securityholder shall not have any cause of action against the Stockholders' Agents for any action taken, decision made or instruction given by the Stockholders' Agents, acting jointly, under this Agreement, except for fraud or bad faith;

                    (iii) the provisions of this Section 3.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that Securityholder may have in connection with the transactions contemplated by the Merger Agreement;

                    (iv) the provisions of this Section 3.5 shall be binding
               upon the executors, heirs, legal representatives and successors of each Securityholder, and any references in this Agreement to Securityholder shall mean and include the successors to the Securityholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

                    (v) the Buyer Indemnitees and the escrow agent under the
               Escrow Agreement shall, upon receipt of any writing which reasonably appears to have been signed by the Stockholders' Agents, act upon such writing without any further duty of inquiry as to the genuineness of the writing.

                (f) Expenses. All reasonable fees and expenses incurred by the Stockholders' Agents or otherwise required to be paid by Securityholder, may be withheld by the Stockholders' Agents and paid from sums paid to the Stockholders' Agents as a distribution pursuant to the Escrow Agreement or any other sums received by the Stockholders' Agents in such capacity.

          4. Trade Secrets, Confidential Information and Noncompetition
     Covenants.

             4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply:

                (a) "Company Activities" shall mean all activities of the type conducted or provided by the Company within one year prior to the date of this Agreement. For purposes of reference, such activities at the date of this Agreement include the provision of temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events.

                (b) "Confidential Information" shall mean any data or information, other than Trade Secrets, which is valuable to the Company and not generally known to competitors of the Company.

                (c) "Confidentiality Period" shall mean the period beginning the date hereof and ending on the third anniversary of the date hereof.

                (d) "Noncompete Period" shall mean the period beginning on the date hereof and ending on the third anniversary of the date hereof.

                (e) "Territory" shall mean the areas where the Company Activities are conducted as of the date hereof and any area where customers or actively sought prospective customers of the Company are present. For purposes of reference, such areas include the geographic area contained within a 150-mile radius of the current office locations of the Company.

                (f) "Trade Secret" shall mean information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public or to other persons who can derive economic value from its disclosure or use, and
           (ii) is the subject of reasonable efforts under the circumstances by the Company to maintain its secrecy. For purposes of this Agreement, the term "Trade Secrets" shall not include information that (i) was generally known to the public at the time the Company disclosed the information to Securityholder; (ii) became generally known to the public after disclosure by the Company through no act or omission of Securityholder; or (iii) was disclosed to Securityholder by a third party having a bona fide right both to possess the information and to disclose the information to Securityholder.

             4.2 Trade Secrets. Securityholder shall hold in confidence at all times on and after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time on and after the date hereof of Trade Secrets without the prior written consent of the Company.

             4.3 Confidential Information. During the Confidentiality Period, Securityholder shall hold in confidence all Confidential Information and shall not disclose, publish or make use of Confidential Information without the prior written consent of the Company.

             4.4 Noncompetition.

                (a) Coverage. Securityholder acknowledges that to protect adequately the interest of the Company it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

                (b) Noncompete Covenant. Securityholder hereby agrees that Securityholder shall not, during the Noncompete Period, in any manner (other than as an employee of the Company), directly or by assisting others, engage in, have any equity or profit interest in (except for an equity interest in a publicly held corporation which does not exceed one percent (1%) of such corporation's outstanding capital stock), or render services of any executive, administrative, supervisory, marketing, production or consulting nature to any corporation or other entity that conducts the Company Activities in the Territory.

                (c) Customer Nonsolicitation. Securityholder hereby agrees that Securityholder shall not, during the Noncompete Period, in any manner (other than as an employee of the Company), directly or by assisting others, solicit or accept, or attempt to solicit or accept, any business from any customer of the Company, including actively sought prospective customers, for purposes of providing products or services that are competitive with those provided by the Company.

             4.5 No-hire Covenant. Securityholder hereby agrees that Securityholder shall not, during the Noncompete Period, in any manner (other than as an employee of the Company), directly or by assisting others, recruit or hire, or attempt to recruit or hire, on the Securityholder's behalf or on behalf of any other person, firm or corporation, any employee of the Company.

             4.6 Severability, Damages and Tolling. If a judicial or arbitral determination is made that any of the provisions of this Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Securityholder, the provisions of this Section 4 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, Securityholder and the Company hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of this Section 4 and to apply the provisions of this Section 4 to the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 4 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Securityholder. The time period during which the prohibitions set forth in this Section 4 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which Securityholder violates such prohibitions in any respect.

             4.7 Injunctive Relief. Securityholder hereby agrees that any remedy at law for any breach of the provisions contained in Sections 4.2, 4.3, 4.4 or 4.5 hereof shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedy the Company might have under this Agreement.

          5. Miscellaneous.

             5.1 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

             5.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

             5.3 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

             5.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

             5.5 Assignment. This Agreement may not be transferred or assigned by Securityholder but may be assigned by Buyer to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

             5.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same Agreement.

             5.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):


If to Parent or Buyer:                   General Electric Company
                                         4200 Wildwood Parkway
                                         Atlanta, Georgia 30339
                                         Attention: Briggs L. Tobin, Esq.
                                         Telecopy: (770) 859-7012


with a copy to:                          King & Spalding
                                         191 Peachtree Street
                                         Atlanta, Georgia 30303-1763
                                         Attention: C. William Baxley, Esq.
                                                Mark E. Thompson, Esq.

                                         Telecopy: (404) 572-5100


If to Securityholder:


with a copy to:                          Baker & Daniels
                                         300 North Meridian Street
                                         Indianapolis, Indiana 46204
                                         Attention: David C. Worrell, Esq.
                                         Telecopy: (317) 237-1000

             5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

             5.9 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             5.10 Further Assurances. From time to time at or after the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, at Buyer's request and without further consideration, Securityholder shall execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

     IN WITNESS WHEREOF, Buyer, Parent, Securityholder and the Stockholders' Agents have caused this Agreement to be duly executed as of the day and year first above written.

                                          EMMY ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                          GE ENERGY SERVICES, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

                                            ------------------------------------
                                            Securityholder
                                            STOCKHOLDERS' AGENT, for
                                            purposes of Section 3.5 only

                                            ------------------------------------
                                            G. Laurence Anderson

                                            STOCKHOLDERS' AGENT, for
                                            purposes of Section 3.5 only

                                            ------------------------------------
                                            John J. Campion